UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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MOLINA HEALTHCARE, INC.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held Wednesday, April 30, 2014
Dear Fellow Stockholder:
Our 2014 annual meeting of stockholders will be held at 10:00 a.m. local time on Wednesday, April 30, 2014, at 300 Oceangate, Suite 950, Long Beach, California 90802, for the following purposes:

(1)	To elect four Class III directors to hold office until the 2017 annual meeting.

(2)	To approve an amendment to our Bylaws to implement majority vote standard for uncontested election of directors.

(3)	To conduct an advisory vote on the compensation of our named executive officers.

(4)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014.

(5)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this notice. The board of directors has fixed the close of business on March 7, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any continuation, adjournment, or postponement thereof.
This notice and the accompanying proxy statement are being mailed or transmitted on or about March 27, 2014 to the Company’s stockholders of record as of March 7, 2014.
Every stockholder vote is important. Please sign, date, and promptly return the enclosed proxy card in the enclosed envelope, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the annual meeting.

By order of the board of directors,

Joseph M. Molina, M.D. Chairman of the Board, Chief Executive Officer, and President

Long Beach, California
March 27, 2014

ANNUAL MEETING OF STOCKHOLDERS To Be Held Wednesday, April 30, 2014
About the Annual Meeting
Who is soliciting my vote?
The board of directors of Molina Healthcare, Inc. (sometimes referred to herein as “the Company” or “Molina Healthcare”) is soliciting your vote at the 2014 annual meeting of Molina Healthcare’s stockholders.
What will I be voting on?
Stockholders will be voting on the following matters:

1.	The election of four Class III directors to hold office until the 2017 annual meeting.

2.	The proposed amendment to our Bylaws to implement majority vote standard for uncontested election of directors;

3.	The compensation of our named executive officers (as an advisory vote);

4.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014; and

5.	In accordance with the best judgment of the individuals named as proxies on the proxy card, on any other matters properly brought before the meeting or any adjournment or postponement thereof.
How many votes do I have?
You will have one vote for every share of Molina Healthcare common stock you owned on March 7, 2014, which was the record date.

How many votes can be cast by all stockholders?
46,234,681, consisting of one vote for each share of Molina Healthcare’s common stock that was outstanding on the record date. There is no cumulative voting.
How many votes must be present to hold the meeting?
A majority of the votes that can be cast, or 23,117,341 votes. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible whether enough votes will be present for us to hold the meeting.
How do I vote?
You can vote either in person at the annual meeting or by proxy whether or not you attend the annual meeting.
To vote by proxy, you must:

•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope,

•	vote by telephone (instructions are on the proxy card), or

•	vote by Internet (instructions are on the proxy card).
To ensure that your vote is counted, please remember to submit your vote by April 29, 2014, the day before the annual meeting.
If you want to vote in person at the annual meeting and you hold your Molina Healthcare stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote or revoke my proxy?
Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone or Internet, or send a written notice of revocation to Molina Healthcare’s Corporate Secretary at 200 Oceangate, Suite 100, Long Beach, California 90802. If you attend the annual meeting and want to vote in person, you can request that your previously submitted proxy not be used.
What if I do not vote for the four proposals listed on my proxy card?
If you return a signed proxy card without indicating your vote, in accordance with the board’s recommendation, your shares will be voted as follows:

1.	For the four director nominees listed on the card;

2.	For the approval of the amendment to our Bylaws to implement majority vote standard for uncontested election of directors;

3.	For the approval, on an advisory basis, of the compensation of our named executive officers as described in this proxy statement; and

4.	For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014.
Can my broker vote my shares for me on each of the proposals?
Proposals 1, 2, and 3 are not considered routine matters under NYSE rules, and brokers will not be permitted to vote on any such Proposals if the beneficial owners fail to provide voting instructions. Please vote your proxy so your vote can be counted.
Proposal 4 is considered a routine matters under the NYSE rules on which brokers will be permitted to vote in their discretion even if the beneficial owners do not provide voting instructions.
Can my shares be voted if I do not return my proxy card and do not attend the annual meeting?
If you do not vote your shares held in street name, your broker can vote your shares on matters that the NYSE has ruled discretionary. As noted above, Proposals 1, 2, and 3 are not discretionary items. However, Proposal 4 (to ratify the appointment of Ernst & Young LLP) is a discretionary item, and thus NYSE member brokers that do not receive instructions from beneficial owners may vote such shares at their discretion for this proposal.
If you do not vote the shares registered directly in your name, not in the name of a bank or broker, your shares will not be voted.
How many votes are needed for each proposal and how are the votes counted?
In the election of directors (Item 1 on the proxy card), the four nominees receiving the greatest number of votes cast for shall be elected as directors. Abstentions and broker non-votes will have no effect on the voting outcome with respect to the election of directors.
The approval of an amendment to our Bylaws to implement majority vote standard for uncontested elections (Item 2 on the proxy card) requires the affirmative for vote of a majority of the shares outstanding and entitled to vote at the annual meeting. Accordingly, abstentions and broker non-votes will have the effect of a vote against Proposal 2.
The favorable vote of a majority of the shares present in person or by proxy and entitled to vote will be required for:

(i)	the approval, on an advisory basis, of the compensation of our named executive officers as described in this proxy statement (Item 3 on the proxy card);

(ii)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014 (Item 4 on the proxy card); and

(iii)	any other proposal that might properly come before the meeting.
Abstentions will be counted toward the tabulation of votes cast on Proposals 3 and 4, and will have the effect of negative votes. Broker non-votes will have the effect of negative votes.

Could other matters be decided at the annual meeting?
We do not know of any other matters that will be considered at the annual meeting. If any other matters arise at the annual meeting, the proxies will be voted at the discretion of the proxy holders.
What happens if the meeting is postponed or adjourned?
Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.
Do I need proof of stock ownership to attend the annual meeting?
Yes, you will need proof of ownership of Molina Healthcare stock to enter the meeting.
When you arrive at the annual meeting, you may be asked to present photo identification, such as a driver’s license. If you are a stockholder of record, you will be on the list of Molina Healthcare’s registered stockholders. If your shares are held in the name of a bank, broker, or other holder of record, a recent brokerage statement or letter from a bank or broker is an example of proof of ownership. In accordance with our discretion, we may admit you only if we are able to verify that you are a Molina Healthcare stockholder.
How can I access Molina Healthcare’s proxy materials and 2013 Annual Report electronically?
This proxy statement and the 2013 Annual Report are available on Molina Healthcare’s website at www.molinahealthcare.com. From the Molina home page, click on “About Molina,” then click on “Investors,” and then click on “2014 Annual Meeting Materials.”
Most stockholders can elect not to receive paper copies of future proxy statements and annual reports and can instead view those documents on the Internet. If you are a stockholder of record, you can choose this option and save Molina Healthcare the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your Molina Healthcare stock through a bank, broker, or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future proxy statements and annual reports. If you choose not to receive paper copies of future proxy statements and annual reports, you will receive an e-mail message next year containing the Internet address to use to access Molina Healthcare’s proxy statement and annual report. Your choice will remain in effect until you tell us otherwise.
Where can I find the voting results?
We intend to announce preliminary voting results at the annual meeting. We will publish the final results in a current report on Form 8-K, which we expect to file within four business days after the annual meeting is held. You can obtain a copy of the Form 8-K by logging on to our website at www.molinahealthcare.com, or through the EDGAR system of the Securities and Exchange Commission, or SEC, at www.sec.gov. Information on our website does not constitute part of this proxy statement.
Annual Report
If you received these materials by mail, you should have also received with them Molina Healthcare’s Annual Report to Stockholders for 2013. The 2013 Annual Report is also available on Molina Healthcare’s website at www.molinahealthcare.com as described above. We urge you to read these documents carefully. In accordance with the rules of the SEC, the Company’s performance graph appears in Part II, Item 5, under the subheading "Stock Performance Graph," of our 2013 Annual Report.
Corporate Governance
Molina Healthcare continually strives to maintain high standards of ethical conduct, to report its results with accuracy and transparency, and to maintain full compliance with the laws, rules, and regulations that govern Molina Healthcare’s business.
The current charters of the audit committee, the corporate governance and nominating committee, the compensation committee, and the compliance committee, as well as Molina Healthcare’s corporate governance guidelines, code of business conduct and ethics, and Related Person Transaction Policy are available in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link for “Corporate Governance.” Molina Healthcare stockholders may obtain printed copies of these documents free of charge by writing to Molina Healthcare, Inc., Juan Jose Orellana, Senior Vice President of Investor Relations & Marketing, 200 Oceangate, Suite 100, Long Beach, California 90802.

Corporate Governance and Nominating Committee
The corporate governance and nominating committee’s mandate is to review and shape corporate governance policies and identify qualified individuals for nomination to the board of directors. All of the members of the committee meet the independence standards contained in the NYSE corporate governance rules and Molina Healthcare’s Corporate Governance Guidelines.
Molina Healthcare has designated the chair of the board’s corporate governance and nominating committee — Ronna E. Romney — as its lead director. The lead director presides at executive sessions of the independent directors, serves as a liaison between the chairman and the independent directors, approves information sent to the board, approves meeting agendas for the board, and approves meeting schedules to ensure that there is sufficient time for discussion of all agenda items.
The committee considers all qualified candidates identified by members of the committee, by other members of the board of directors, by senior management, and by stockholders. Stockholders who would like to propose a director candidate for consideration by the committee may do so by submitting the candidate’s name, résumé, and biographical information to the attention of the Corporate Secretary as described below under “Submission of Future Stockholder Proposals.” All proposals for nominations received by the Corporate Secretary will be presented to the committee for its consideration.
The committee reviews each candidate’s biographical information and assesses each candidate’s independence, skills, and expertise based on a variety of factors, including breadth of experience reflecting that the candidate will be able to make a meaningful contribution to the board’s discussion of and decision-making regarding the array of complex issues facing the Company; understanding of the Company’s business environment; the possession of expertise that would complement the attributes of our existing directors; whether the candidate will appropriately balance the legitimate interests and concerns of all stockholders and other stakeholders in reaching decisions rather than advancing the interests of a particular constituency; and whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director. Application of these factors involves the exercise of judgment by the committee and the board.
Based on its assessment of each candidate’s independence, skills, and qualifications, the committee will make recommendations regarding potential director candidates to the board.
The committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the board of directors, and members of senior management.
For the 2014 annual meeting, the Company did not receive notice of any director nominations from our stockholders.
Board Diversity
Diversity is among the factors that the corporate governance and nominating committee considers when evaluating the composition of the board. Among the criteria for board membership as stated in the Company’s Corporate Governance Guidelines is a diversified membership: “The Board shall be committed to a diversified membership, in terms of the various experiences and areas of expertise of the individuals involved.” As set forth in our corporate governance guidelines, diversity may reflect age, gender, ethnicity, industry focus, and tenure on the board so as to enhance the board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of the committees of the board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation, NYSE listing standards, and the Company’s Bylaws and other corporate governance documents.
Each director candidate contributes to the board’s overall diversity by providing a variety of perspectives, personal, and professional experiences and backgrounds. The board is satisfied that the current nominees reflect an appropriate diversity of gender, age, race, geographical background, and experience, and is committed to continuing to consider diversity issues in evaluating the composition of the board.
Corporate Governance Guidelines
The Company’s corporate governance guidelines embody many of our practices, policies, and procedures, which are the foundation of our commitment to sound corporate governance practices. The guidelines are reviewed annually and revised as necessary. The guidelines outline the responsibilities, operations, qualifications, and composition of the board. The guidelines provide that a majority of the members of the board shall be independent.
The guidelines require that all members of the Company’s audit, corporate governance and nominating, and compensation committees be independent. Committee members are appointed by the board upon recommendation of the corporate governance and nominating committee. Committee membership and chairs are rotated from time to time in accordance with the board’s judgment. The board and each committee have the power to hire and fire independent legal, financial, or other advisors, as they may deem necessary.

Meetings of the non-management directors are held as part of every regularly scheduled board meeting and are presided over by the lead independent director.
Directors are expected to prepare for, attend, and participate in all board meetings, meetings of the committees on which they serve, and the annual meeting of stockholders. All of the directors then in office attended Molina Healthcare’s 2013 annual meeting.
The corporate governance and nominating committee conducts an annual review of board performance, and an annual review of individual director performance. In addition, each committee conducts its own self-evaluation. The results of these evaluations are reported to the board.
Directors have full and free access to senior management and other employees of Molina Healthcare. New directors are provided with an orientation program to familiarize them with Molina Healthcare’s business, and its legal, compliance, and regulatory profile. Molina Healthcare makes available to the board educational seminars on a variety of topics. These seminars are intended to allow directors to develop a deeper understanding of relevant health care, governmental, and business issues facing the Company.
The board reviews the compensation committee’s report on the performance of Dr. Molina, the Company’s current chief executive officer, and of John Molina, the Company’s current chief financial officer, in order to ensure that they are providing effective leadership for Molina Healthcare. The board also works with the compensation committee to identify potential successors to the chief executive officer, the chief financial officer, and other senior executive officers of the Company.
Director Independence
The board of directors has determined that, except for Dr. J. Mario Molina and Mr. John Molina, each of the directors of the Company, including the four nominees identified in this proxy statement, has no material relationship with the Company that would interfere with the exercise of his or her independent judgment as a director, and is otherwise “independent” in accordance with the applicable listing requirements of the NYSE. In making that determination, the board of directors considered all relevant facts and circumstances, including the director’s commercial, consulting, legal, accounting, charitable, and familial relationships. The board of directors applied the following standards, which provide that a director will not be considered independent if he or she:

•
Is, or has been within the last three years, an officer or employee of the Company or its subsidiaries, or has an immediate family member who is or has been within the last three years an officer or employee of the Company or its subsidiaries.

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Has received, or who has an immediate family member who has received, during any 12 month period within the last three years, direct compensation from the Company in excess of $120,000 (other than director or committee fees or pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service).

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Is or has been an executive officer of another company or is or has been an immediate family member of an executive officer of another company where any of the Company’s executive officers at the same time served on that company’s compensation committee during any of the last three years.

•
(a) Is a current partner or employee of a firm that is the Company’s internal or external auditor; (b) has an immediate family member who is a current partner of such a firm; (c) has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (d) was, or has an immediate family member who was, within the last three years, a partner or employee of such a firm and personally worked on the Company’s audit within the last three years.

•
Is a current employee, or is an immediate family member of a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

In addition, a director will not be considered independent if Section 303A.02(b) of the NYSE Listed Company Manual (or any applicable successor listing standard) otherwise disqualifies such director from being considered independent. The independence of directors and the materiality of any business relationships delineated above shall be determined by the Board, and its determination shall be final.
Related Party Transactions
The board has adopted a policy regarding the review, approval, and monitoring of transactions involving the Company and related persons (directors and executive officers or their immediate family members). Such related persons are required to promptly and fully disclose to the Company’s general counsel all financial, social, ethical, personal, legal, or other potential conflicts of interest involving the Company. The general counsel shall confer as necessary with the lead independent director and/or with the Company’s corporate governance and nominating committee regarding the facts of the matter and the appropriate resolution of any conflict of interest situation in the best interests of the Company, including potential removal of the related person from a position of decision-making or operational authority with respect to the conflict situation, or other more significant steps depending upon the nature of the conflict.
6th & Pine Lease
On February 27, 2013, the Company entered into a build-to-suit office building lease (the “Lease”) with 6th & Pine Development, LLC (the “Landlord”) for office space located at 604 Pine Avenue, Long Beach, California (the “Project”). The principal members of the Landlord are John Molina, the chief financial officer and a director of the Company, and his wife. In addition, in 2013 in connection with the construction of the Project, John Molina pledged 650,000 shares of the Company’s common stock which he held as trustee of the Molina Siblings Trust. As of February 1, 2014, the number of such pledged shares was reduced to 570,000. Each of John Molina, and Dr. J. Mario Molina, the Company’s chief executive officer and chairman of the board of directors, are one-fifth beneficiaries of the Molina Siblings Trust.
The Project consists of two office buildings, one of which is under construction. The building which comprises approximately 90,000 square feet of office and storage space (Building A) was completed in June 2013; immediately following its completion, the Company occupied Building A and commenced lease payments. The second building (Building B) is expected to comprise approximately 120,000 square feet of office space.
The term of the Lease with respect to Building A commenced in June 2013, and the term of the Lease with respect to Building B is expected to commence in November 2014. The initial term of the Lease with respect to both buildings expires on December 31, 2024, subject to two options to extend the term for a period of five years each. Initial annual rent for Building A is approximately $2.6 million and initial annual rent for Building B is expected to be approximately $4.0 million. Rent will increase 3.75% per year through the initial term. Rent during the extension terms will be the greater of then-current rent or fair market rent.
The Lease is a full service, base year, gross lease. Accordingly, the rent payable by the Company includes the cost of all utilities, taxes, insurance and maintenance with respect to the Project for the base year, 2015. The Company will be responsible for any increases in the cost of utilities, taxes, insurance and/or maintenance in excess of the cost therefor during the base year, 2015 (subject to certain customary limitations). The Company will also pay $600 per year for each on-site parking space (213) and for each off-site parking space that the Company elects to use (up to 500). The per year, per space parking rate will increase by 3% each year for each on-site parking space and by CPI, with a cap of 3%, for each off-site space.
During the first five years of the term of the Lease, the Company has a right of first offer to purchase the Project (including any transferable off-site parking rights held by the Landlord), and from and after year five of the Lease, the Company has an option to purchase the Project (including any transferable off-site parking rights held by the Landlord) for a purchase price equal to the fair market value for the Project.
In November 2011, the Company’s board of directors organized a special committee of five independent directors (the “special committee”) consisting of Steve Orlando, Ronna Romney, John Szabo, Charles Fedak, and Dr. Frank Murray, and delegated to the special committee full power and authority to consider and enter into any real property transaction to meet the Company’s space needs. Following its formation, the special committee undertook a review of, among other things, the Company’s projected space needs and available space options. In connection with its work, the special committee retained Latham & Watkins LLP, as its independent legal counsel, and Duff & Phelps LLC, as its independent real estate advisor. During 2012, the special committee met thirteen times, and during early 2013, the special committee met two times. Following the completion of its work, the committee determined that it was appropriate to enter into the Lease with the Landlord under its terms and conditions, and accordingly approved the Company’s entry into and execution of the Lease.
Joseph M. Molina, M.D., Professional Corporations
Our wholly owned subsidiary, American Family Care, Inc., or AFC, provides non-clinical administrative services to the Molina primary care clinics. In 2012, AFC entered into services agreements with the Joseph M. Molina, M.D. Professional Corporations, or JMMPC. JMMPC was created to further advance our direct delivery line of business. Its sole shareholder is Joseph M. Molina, M.D. (Dr. J. Mario Molina), our chairman of the board, president, and chief executive officer. Dr. Molina is paid no salary and receives no dividends in connection with his work for, or ownership of, JMMPC. Under the services agreements, AFC provides the clinic facilities, clinic administrative support staff, patient scheduling services, and medical supplies to JMMPC, and JMMPC provides routine outpatient professional medical services. While JMMPC may provide some services to the general public, substantially all of the individuals served by JMMPC are members of our health plans. JMMPC does not have agreements to provide professional medical services with any other entities. In addition to the services agreements with AFC, JMMPC has entered into affiliation agreements with us. Under these agreements, we have agreed to fund JMMPC's operating deficits, or receive JMMPC's operating surpluses, based on a monthly reconciliation such that JMMPC will operate at break even and derive no profit.
Our California, Florida, New Mexico, and Washington health plans have entered into primary care capitation agreements with JMMPC. These agreements also direct our health plans to fund JMMPC’s operating deficits, or receive JMMPC’s operating surpluses, based on a monthly reconciliation. Because the AFC services agreements described above mitigate the likelihood of significant operating deficits or surpluses, such monthly reconciliation amounts are insignificant.
We have determined that JMMPC is a variable interest entity, or VIE, and that we are its primary beneficiary. We have reached this conclusion under the power and benefits criterion model according to U.S. generally accepted accounting principles ("GAAP"). Specifically, we have the power to direct the activities that most significantly affect JMMPC’s economic performance, and the obligation to absorb losses or right to receive benefits that are potentially significant to the VIE, under the services and affiliation agreements described above. Because we are its primary beneficiary, we have consolidated JMMPC. JMMPC’s assets may be used to settle only JMMPC’s obligations, and JMMPC’s creditors have no recourse to the general credit of the Company. As of December 31, 2013, JMMPC had total assets of $6.9 million, and total liabilities of $6.6 million. As of December 31, 2012, JMMPC had total assets of $1.4 million, and total liabilities of $1.1 million.
Our maximum exposure to loss as a result of our involvement with JMMPC is generally limited to the amounts needed to fund JMMPC’s ongoing payroll and employee benefits. We believe that such loss exposure will be immaterial to our consolidated operating results and cash flows for the foreseeable future. For the year ended December 31, 2012, we provided an initial cash infusion of $0.3 million to JMMPC in the first quarter of 2012 to fund its start-up operations. During 2013 our health plans did not receive any amounts from JMMPC under the terms of the affiliation agreement. During 2012 our health plans received $0.2 million from JMMPC under the terms of the affiliation agreement.
Compensation Committee Interlocks
The persons listed on page 13 were the members of the compensation committee during 2013. No member of the compensation committee was a part of a “compensation committee interlock” during fiscal year 2013 as described under SEC rules. In addition, none of our executive officers served as a director or member of the compensation committee of another entity that would constitute a “compensation committee interlock.” No member of the compensation committee had any material interest in a transaction with Molina Healthcare. Except for Dr. J. Mario Molina and Mr. John C. Molina, no director is a current or former employee of Molina Healthcare or any of its subsidiaries.
Code of Business Conduct and Ethics
The board has adopted a Code of Business Conduct and Ethics governing all employees of Molina Healthcare and its subsidiaries. A copy of the Code of Business Conduct and Ethics is available on our website at www.molinahealthcare.com. From the Molina home page, click on “About Molina,” then click on “Investors,” and then click on “Corporate Governance.” There were no waivers of our Code of Business Conduct and Ethics during 2013. We intend to disclose amendments to, or waivers of, our Code of Business Conduct and Ethics, if any, on our website.
Compliance Hotline
The Company encourages employees to raise possible ethical issues. The Company offers several channels by which employees and others may report ethical concerns or incidents, including, without limitation, concerns about accounting, internal controls, or auditing matters. We provide a Compliance Hotline that is available 24 hours a day, seven days a week. Individuals may choose to remain anonymous. We prohibit retaliatory action against any individual for raising legitimate concerns or questions regarding ethical matters, or for reporting suspected violations.
Communications with the Board
Stockholders or other interested parties who wish to communicate with a member or members of the board of directors, including the lead independent director or the non-management directors as a group, may do so by addressing their correspondence to the individual board member or board members, c/o Corporate Secretary, Molina Healthcare, Inc., 200 Oceangate, Suite 100, Long Beach, California 90802. The board of directors has approved a process pursuant to which the Corporate Secretary shall review and forward correspondence to the appropriate director or group of directors for response.

PROPOSAL 1 — ELECTION OF DIRECTORS
Our eleven-member board of directors is divided into three classes — Class I, Class II, and Class III — with each class I and III having four board seats and Class II having three board seats. The terms of the Class III directors expire at the 2014 annual meeting, while the terms of the Class I directors expire at the 2015 annual meeting, and the terms of the Class II directors expire at the 2016 annual meeting.
The four current Class III directors are J. Mario Molina, M.D., Steven J. Orlando, Ronna E. Romney, and Dale B. Wolf. The directors to be elected as Class III directors at the 2014 annual meeting will serve until the 2017 annual meeting. All directors serve until the expiration of their respective terms and until their respective successors are elected and qualified or until such director’s earlier resignation, removal from office, death, or incapacity. Each nominee receiving more votes for his election than votes against his or her election will be elected.
The board of directors, upon recommendation of the corporate governance and nominating committee, has nominated the four incumbent Class III directors, J. Mario Molina, M.D., Steven J. Orlando, Ronna E. Romney, and Dale B. Wolf, for election as Class III directors at the 2014 annual meeting.
Proxies can only be voted for the four named nominees.
In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who may be designated by the board of directors to fill the vacancy. As of the date of this proxy statement, the board of directors is not aware of any nominee who is unable or will decline to serve as a director.
CLASS III DIRECTOR NOMINEES

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

J. Mario Molina, M.D., 55	President and Chief Executive Officer, Molina Healthcare

•  Served as president and chief executive officer of Molina Healthcare since succeeding his father and Company founder, Dr. C. David Molina, in 1996

•  Served as chairman of the board since 1996 (Class III director)

•  Served as medical director of Molina Healthcare from 1991 through 1994 and was vice president responsible for provider contracting and relations, member services, marketing, and quality assurance from 1994 to 1996

•  Earned an M.D. from the University of Southern California and performed medical internship and residency at the Johns Hopkins Hospital

•  Licensed to practice medicine in the State of California

•  Received Board Certification in metabolism

•  Brother of John C. Molina, Molina Healthcare’s chief financial officer

Steven J. Orlando, 62	Founder, Orlando Company

•  Served as Molina Healthcare director since 2005 (Class III director)

•  Member of audit committee and compensation committee

•  Has over 30 years of business and corporate finance experience

•  From 1988 to 1994 and from 2000 to the present, has operated his own financial management and business consulting practice, Orlando Company

•  Served as Greater Sacramento Bancorp director and chairman of its audit committee since January 2009

•  Served on multiple corporate boards, including service as chairman of the audit committee for Pacific Crest Capital, Inc., a Nasdaq-listed corporation

•  Certified public accountant (inactive)

Ronna E. Romney, 70	Director, Park-Ohio Holding Corporation

•  Served as Molina Healthcare director since 1999 (Class III director)

•  Lead independent director

•  Chairperson of corporate governance and nominating committee

•  Member of compensation committee

•  Director of Molina Healthcare of Michigan from 1999 to 2004

•  Since 2001 to present, served as director for Park-Ohio Holdings Corp., a publicly traded logistics and manufacturing company

•  Candidate for the United States Senate for state of Michigan in 1996

•  From 1989 to 1993, appointed by President George H. W. Bush to serve as Chairwoman of the President’s Commission on White House Fellowships

•  From 1984 to 1992, served as the Republican National Committeewoman for the state of Michigan

•  From 1985 to 1989, appointed by President Ronald Reagan to serve as Chairwoman of the President’s Commission on White House Presidential Scholars

•  From 1982 to 1985, appointed by President Ronald Reagan to serve as Commissioner of the President’s National Advisory Council on Adult Education

Dale B. Wolf, 59	Executive Chairman, Correctional Healthcare Companies, Inc.

•   Served as Molina Healthcare director since 2013 (Class III director)

•   Member of the compensation committee and corporate governance and nominating committee

•   Chief Executive Officer of Coventry of Health Care, Inc. from 2005 to 2009

•   Executive Vice President, Chief Financial Officer, and Treasurer of Coventry Health Care,
     Inc. from 1996 to 2004

•   Member of the Board of Directors of Coventry Healthcare, Inc. from 2005 to 2009

•   Member of the Board of Directors of Catalyst Health Solutions, Inc. from 2003 to 2012

•   Member of the Board of Directors of Correctional Healthcare Companies, Inc. since 2012

•   Executive Chairman, Correctional Healthcare Companies, Inc. since 2012, a national provider of correctional healthcare solutions that improve public safety, manage risk, reduce recidivism, and extend budgetary resources

•   Graduated Eastern Nazarene College with a Bachelor of Arts degree in Mathematics, with honors

•   Completed MIT Sloan School Senior Executive Program

•   Fellow in the Society of Actuaries since 1979

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE FOUR NOMINEES LISTED ABOVE.

DIRECTORS WHOSE TERMS ARE NOT EXPIRING

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

Garrey E. Carruthers, 74	Dean of the College of Business of New Mexico State University

•  Served as Molina Healthcare director since 2012 (Class I director)

•  Chairman of compliance committee

•  Member of corporate governance and nominating committee

•  Served as New Mexico State University’s Vice President for Economic Development since 2006

•  Served as the Director of the University’s Pete V. Domenici Institute since 2009

•  Was the President and Chief Executive Officer of Cimarron Health Plan in New Mexico from 1993 to 2003

•  From 1987 to 1990, served a term as the Governor of the state of New Mexico

•  From 1981 to 1984, served as Assistant Secretary of the U.S. Department of the Interior

•  Holds a Ph.D. in economics from Iowa State University

Daniel Cooperman, 63	Of Counsel, Bingham McCutchen LLP

•  Served as Molina Healthcare director since 2013 (Class I director)

•  Member of audit committee and corporate governance and nominating committee

•  Member of the Board of Directors of LegalZoom.Com, Inc. since 2012, an online provider of legal documents and related services to consumers and small businesses
• Member of the Board of Directors of Liffey Thames Group, LLC dba Discovia, a provider of eDiscovery services to corporations and law firms

•  Member of the Board of Directors of Nanoscale Components Inc. since 2012, a nanoscale capacitor development and manufacturing company

•  Member of the Board of Directors of Second Harvest Food Bank of Santa Clara and San Mateo Counties since 2010

•  Senior Advisor to Bingham McCutchen, LLP, a global law firm, since 2010

•  Senior Vice President, Secretary, and General Counsel of Apple Inc. from 2007 to 2009

•  Senior Vice President, Secretary, and General Counsel of Oracle Corporation from 1997 to 2007

•  Partner, McCutchen, Doyle, Brown & Enersen from 1977 to 1997

•  Lecturer, Stanford Law School and Graduate School of Business since 2010

•  Fellow, Arthur and Toni Rembe Rock Center for Corporate Governance, Stanford Law School and Graduate School of Business since 2012

•  Juris Doctorate, Stanford Law School

•  MBA, Stanford Graduate School of Business
• Graduated Dartmouth College with an A.B. in Economics with highest distinction

Charles Z. Fedak, 62	Founder, Charles Z. Fedak & Co., CPAs

•   Served as Molina Healthcare director since 2002 (Class II director)

•   Chairman of audit committee

•   Member of compensation committee

•   Certified public accountant since 1975

•   Founded Charles Z. Fedak & Co., Certified Public Accountants, in 1981

•   Employed by KPMG from 1975 to 1980

•   Employed by Ernst & Young LLP from 1973 to 1975

•   Holds MBA degree from California State University, Long Beach

•   Molina Healthcare audit committee financial expert

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

Steven G. James, 56	Audit Partner, Ernst & Young LLP, Retired

•  Served as Molina Healthcare director since 2013 (Class II director)

•  Member of audit committee and compliance committee

•  Has 30 years experience supervising audits of public and private healthcare companies

•  Partner, Ernst & Young LLP, from 1992 to 2009; previously with Ernst & Whinney(predecessor to Ernst & Young LLP) from 1979

•  Leader of Ernst & Young Pacific Southwest Area Health Sciences audit and business advisory services practice from 2005 to 2009

•  Bachelor of Science degree in Business Administration with an emphasis in accounting from University of Redlands

•  Certified Public Accountant (active and in good standing)

John C. Molina, 49	Chief Financial Officer, Molina Healthcare

•  Served as Molina Healthcare director since 1994 (Class II director)

•  Member of compliance committee

•  Executive vice president, financial affairs, since 1995, treasurer since 2002, and chief financial officer since 2003

•  Member of the Federal Reserve Bank of San Francisco board of directors, Los Angeles branch

•  Past president of the California Association of Primary Care Case Management Plans

•  J.D. from the University of Southern California School of Law

•  Brother of J. Mario Molina, M.D., Molina Healthcare’s chief executive officer

Frank E. Murray, M.D., 83	Retired Private Medical Practitioner

•  Served as Molina Healthcare director since 2004 (Class I director)

•  Member of corporate governance and nominating committee and compliance committee

•  Has over 40 years of experience in the health care industry, including significant experience as a private practitioner in internal medicine

•  Previously served on the boards of directors of the Kaiser Foundation Health Plans of Kansas City, of Texas, and of North Carolina, and served for 12 years as medical director and chairman of Southern California Permanente Medical Group

•  Served on the boards of directors of both the Group Health Association of America and the National Committee for Quality Assurance (NCQA)

•  Retired as medical practitioner in 1995

John P. Szabo, Jr., 49	Private Investor

•  Served as Molina Healthcare director since 2005 (Class I director)

•  Chairman of compensation committee

•  Member of audit committee

•  In January 2006, founded Flint Ridge Capital LLC, an investment advisory company

• Has over 26 years experience in financial services, consisting of 12 years as an equity research analyst, including working from 2000 to 2005 as a sell-side analyst at CIBC World Markets following health care services stocks, and from 1993 to 2000 as a buy-side analyst following numerous sectors, 8 years as fund manager, and 6 years experience in commercial banking

•  Prior to career as equity analyst, spent six years in global corporate finance, primarily as an officer of The Mitsubishi Bank

•  Earned a B.S. in Business Administration, majoring in Finance and International Business, from Bowling Green State University

Meetings of the Board of Directors and Committees
During 2013, the board of directors met nine times, the audit committee met seven times, the corporate governance and nominating committee met three times, the compensation committee met six times, and the compliance committee met four times. The special committee organized in November 2011 met two times during 2013. Each director attended at least 75% of the total number of meetings of the board and board committees of which he or she was a member in 2013, and each director attended the 2013 annual meeting of stockholders held on May 1, 2013.
Meetings of Non-Management Directors
The Company’s non-management directors meet in executive session without any management directors in attendance each time the full board convenes for a regularly scheduled in-person board meeting, which is usually four times each year, and, if the board convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The lead independent director presides at each executive session of the non-management directors.
Board Leadership Structure
Dr. J. Mario Molina currently serves as both the Company’s chairman of the board and its chief executive officer. The board believes that Dr. Molina’s serving in these dual roles provides for productive and transparent communications between management and the board. In addition, the board strongly supports having an independent director in a board leadership position at all times. The board has appointed Ronna E. Romney, one of its independent members, as lead independent director, and has invested her with significant authority and responsibilities, as described below. Having an independent lead director enables non-management directors to raise issues and concerns for board consideration without immediately involving management. The Company’s board has determined that the current board leadership structure, with a combined chairman and chief executive officer, along with a separate lead independent director, is the most appropriate structure at this time.
The authority and responsibilities of the lead independent director are detailed in the Company’s Corporate Governance Guidelines. The independent director shall preside at all meetings of the board at which the chairman of the board is not present, assume the responsibility of chairing the regularly scheduled meetings of independent directors, and serve as the primary interface between the independent directors, the chief executive officer, and the chairman of the board, as applicable, in communicating the matters discussed during the session where the chief executive officer or the chairman of the board was not present. In addition to any other responsibilities that the independent directors as a whole might designate from time to time, the lead independent director is also responsible for approving: (i) the quality, quantity, and timeliness of the information sent to the board, (ii) the meeting agenda items for the board, and (iii) the meeting schedules of the board to assure that there is sufficient time for discussion of all agenda items. The lead independent director has the authority to call meetings of the independent directors and to set the agendas for such meetings. If requested by major stockholders of the Company, the lead independent director is responsible for ensuring that she is available, when appropriate, for consultation and direct communication in accordance with procedures developed by the Company and the lead independent director.
Board’s Role in Risk Oversight
The board oversees the Company’s overall risk management function. The board regularly receives a report on risks from senior management with respect to the Company’s management of major risks, including efforts to identify, assess, manage, and mitigate risks that may affect the Company’s ability to execute on its corporate strategy and fulfill its business objectives. The board’s role is to oversee this effort and to consult with management on the effectiveness of risk identification, measurement, and monitoring processes, and the adequacy of staffing and action plans, as needed. In addition, the compensation committee reviews compensation programs to ensure that they do not encourage unnecessary or excessive risk-taking.
Committees of the Board of Directors
The four standing committees of the board of directors are: (i) the audit committee; (ii) the corporate governance and nominating committee; (iii) the compensation committee; and (iv) the compliance committee.
The audit committee performs a number of functions, including: (i) reviewing the adequacy of the Company’s internal system of accounting controls, (ii) meeting with the independent accountants and management to review and discuss various matters pertaining to the audit, including the Company’s financial statements, the report of the independent accountants on the results, scope, and terms of their work, and the recommendations of the independent accountants concerning the financial practices, controls, procedures, and policies employed by the Company, (iii) resolving disagreements between management and the independent accountants regarding financial reporting, (iv) reviewing the financial statements of the Company, (v) selecting, evaluating, and, when appropriate, replacing the independent accountants, (vi) reviewing and approving fees to be paid to the independent accountants, (vii) reviewing and approving all permitted non-audit services to be performed by the independent accountants, (viii) establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters, (ix) considering other appropriate matters regarding the financial affairs of the Company, and (x) fulfilling the other responsibilities set out in its charter, as adopted by the board. The report of the audit committee required by the rules of the SEC is included in this proxy statement.
Until March 20, 2013, the audit committee consisted of Mr. Fedak (Chair), Gov. Carruthers, Mr. Orlando, Ms. Romney, and Mr. Szabo. Effective March 20, 2013, the audit committee consists of Mr. Fedak (Chair), Mr. James, Mr. Orlando, Mr. Cooperman, and Mr. Szabo. The board has determined that each of Mr. Fedak, Mr. James, and Mr. Orlando qualify as an “audit committee financial expert” as defined by the SEC. In addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each member of the audit committee is independent within the meaning of the corporate governance rules of the NYSE. Each member of the audit committee is also financially literate. The audit committee charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”
The corporate governance and nominating committee is responsible for identifying individuals qualified to become board members and recommending to the board the director nominees for the next annual meeting of stockholders. It leads the board in its annual review of the board’s performance and recommends to the board director candidates for each committee for appointment by the board. The committee takes a leadership role in shaping corporate governance policies and practices, including recommending to the board the Corporate Governance Guidelines and monitoring Molina Healthcare’s compliance with these Guidelines. The committee is responsible for reviewing potential conflicts of interest involving directors, executive officers, or their immediate family members. The committee also reviews Molina Healthcare’s Code of Business Conduct and Ethics and other internal policies to help ensure that the principles contained in the Code are being incorporated into Molina Healthcare’s culture and business practices.
Until March 20, 2013, the corporate governance and nominating committee consisted of Ms. Romney (Chair), Gov. Carruthers, Dr. Murray, and Mr. Orlando, each of whom is “independent” under the NYSE listing standards and the Company’s Corporate Governance Guidelines. Effective March 20, 2013, the corporate governance and nominating committee consists of Ms. Romney (Chair), Mr. Cooperman, Mr. Murray, Gov. Carruthers, and Mr. Wolf, each of whom is “independent” under the NYSE listing standards and the Company’s Corporate Governance Guidelines. The corporate governance and nominating committee charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”
The compensation committee is responsible for determining the compensation for Dr. Molina, our chief executive officer, for John Molina, our chief financial officer, and also approves the compensation Dr. Molina recommends as chief executive officer for the other senior executive officers. The committee reviews and discusses with management the Compensation Discussion and Analysis, and, if appropriate, recommends to the board that the Compensation Discussion and Analysis be included in Molina Healthcare’s proxy statement filing with the SEC. In addition, the committee administers Molina Healthcare’s 2002 Equity Incentive Plan and the 2011 Equity Incentive Plan. The committee also reviews Molina Healthcare’s succession planning and executive development activities, as well as the performance of senior management.
Each committee has the authority to retain special consultants or experts to advise the committee, as the committee may deem appropriate or necessary in its sole discretion. From time to time, the compensation committee has retained a compensation consultant to provide the committee with comparative data on executive compensation and advice on Molina Healthcare’s compensation programs for senior management.
Until March 20, 2013, the compensation committee consisted of Mr. Szabo (Chair), Mr. Fedak, Mr. Orlando, Dr. Murray, and Ms. Romney. Effective March 20, 2013, the compensation committee consists of Mr. Szabo (Chair), Mr. Wolf, Ms. Romney, Mr. Fedak, and Mr. Orlando. The board has determined that in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the compensation committee is independent according to the corporate governance rules of the NYSE. In addition, each of the members of the committee is a “non-employee director” as defined in Section 16 of the Securities Exchange Act of 1934, as amended, and is also an “outside director” as defined by Section 162(m) of the Internal Revenue Code.
A copy of the compensation committee charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”
Until March 20, 2013, the compliance committee consisted of Gov. Carruthers (Chair), Mr. Fedak, Dr. Murray, Mr. Szabo, and John Molina. Effective March 20, 2013, the compliance committee consists of Gov. Carruthers (Chair), Mr. James, Mr. Murray, and John Molina. With the exception of Mr. Molina, all members of the compliance committee are “independent” under the NYSE listing standards and the Company’s Corporate Governance Guidelines. The compliance committee, together with the audit committee, assists the board of directors in its oversight of the Company’s compliance with applicable legal and regulatory requirements. Whereas the audit committee has oversight over matters of financial compliance (e.g., accounting, auditing, financial reporting, and investor disclosures), as to all other areas of compliance (“non-financial compliance”), the compliance committee has oversight responsibility in the first instance. However, the two committees coordinate their review of major compliance matters, including the overall state of compliance, significant legal or regulatory compliance exposures, and material reports or inquiries from regulators. The compliance committee also is responsible for overseeing the Company’s compliance program and monitoring its performance. The compliance committee charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”
Involvement in Certain Legal Proceedings
There are no legal proceedings to which any director, officer, nominee, or principal stockholder, or any affiliate thereof, is a party adverse to the Company or has a material interest adverse to the Company.
Non-Employee Director Compensation
2013 Director Compensation
The compensation committee makes recommendations to the board with respect to the compensation level of directors, and the board determines the directors' compensation. During 2013, we paid each non-employee director an annual retainer of $50,000. We also paid an additional annual retainer of $20,000 to the lead independent director, $17,500 to the chair of the audit committee, $12,500 to the chairs of each of the corporate governance and nominating committee, the compensation committee, and the compliance committee, and $5,000 to each audit committee member. We paid each non-employee director $2,000 for each board and committee meeting attended in person, except audit committee members received $2,500 for each audit committee meeting attended, and we paid directors $1,000 for participation in each telephonic board meeting. During 2013 we paid the members of the special committee a per meeting fee of $2,500. The Company also reimburses its board members for travel, food, and lodging expenses incurred in attending board and committee meetings or performing other services for the Company in their capacities as directors. Directors who are employees of the Company or its subsidiaries do not receive any compensation for their services as directors. In 2013, the two directors who were employees of the Company were Dr. J. Mario Molina, our chief executive officer, and John Molina, our chief financial officer.
In order to link the financial interests of the non-employee directors to the interests of the stockholders, encourage support of the Company’s long-term goals, and align director compensation to the Company’s performance, each non-employee director was granted 12,000 shares of common stock, vesting in 3,000 share increments at the end of each fiscal quarter subsequent to the date of the 2013 annual stockholder meeting. The total value of this stock grant in 2013 for each non-employee director was $411,000.
NON-EMPLOYEE DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Garrey E. Carruthers, Ph.D.	102,375	411,000	—	—		513,375
Daniel Cooperman	71,250	434,114	220,050	—		725,414
Charles Z. Fedak	133,625	411,000	—	72,300	(3)	616,925
Steven G. James	71,750	434,114	220,050	—		725,914
Frank E. Murray	96,000	411,000	—	—		507,000
Steven J. Orlando	113,750	411,000	—	295,950	(4)	820,700
Ronna E. Romney	145,125	411,000	—	—		556,125
John P. Szabo, Jr.	127,375	411,000	—	142,950	(5)	681,325
Dale B. Wolf	63,500	434,114	220,050	—		717,664

(1)
The amounts in this column do not reflect compensation actually received by the named director. Rather, the amounts shown represent the aggregate grant date fair value of the following awards: an annual award of 12,000 shares to each director on May 2, 2013, using the $34.25 closing price of our common stock on that date; and a pro-rata award of 700 shares of common stock to Daniel Cooperman, Steven G. James, and Dale B. Wolf made on March 11, 2013 in connection with their initial appointment to the board. The grant date fair value of this award was $33.02 per share, for a total value of $23,114; such pro-rata awards vested on March 31, 2013.

(2)
Messrs. Cooperman, James, and Wolf were awarded nonqualified options to purchase 15,000 shares of common stock when they were appointed to the board of directors. Such option awards had a grant date fair value of $14.67 per share.

(3)
On February 5, 2013, Mr. Fedak exercised 6,000 options. The exercise price was $16.89 per share, compared with a market value of $28.94 per share. The amount shown represents the aggregate difference between the market value of the shares and the option exercise price.

(4)
On May 15, 2013, Mr. Orlando exercised 15,000 options. The exercise price of the options was $18.33 per share, compared with a market value of $38.06 per share. The amount shown represents the aggregate difference between the market value of the shares and the option exercise price.

(5)
On August 1, 2013, Mr. Szabo exercised 15,000 options. The exercise price of the options was $27.92 per share, compared with a market value of $37.45 per share. The amount shown represents the aggregate difference between the market value of the shares and the option exercise price.

2014 Director Compensation
The compensation committee periodically reviews benchmarking assessments of director compensation at comparable companies. During the fourth quarter of 2013, the compensation committee retained the firm of James F. Reda & Associates, LLC, a Division of Gallagher Benefit Services, Inc. (the “Reda Firm”), to conduct a total compensation study of the amounts paid to the directors of the Company. The Reda Firm developed a peer comparison group made up of 18 health care service companies. The peer comparison group consisted of: DaVita HealthCare Partners Inc., Centene Corporation, Tenet Healthcare Corporation, Catamaran Corp, Universal Health Services, Inc., Quest Diagnostics Incorporated, LifePoint Hospitals, Inc., Health Management Associates, Community Health Systems, Inc., WellCare Health Plans, Inc., Laboratory Corporation of America, Magellan Health Services Inc., Health Net, Inc., Kindred Healthcare, Inc., Team Health Holdings, Inc., Select Medical Holdings Corporation, Brookdale Senior Living Inc., and Triple-S Management Corp.
The market study concluded that the total compensation for our directors was above market, with the cash compensation being slightly above market and the equity compensation being well above market. Further, the Company’s director compensation in 2013 was more heavily weighted toward equity grants than was the case with the peer group. Equity compensation to the Company's directors in 2013 accounted for 81% of total director compensation, compared with 58% for the peer group. While this heavy weighting towards equity compensation reflects the compensation committee’s view that director compensation should be directly linked to the Company’s stock price performance, the committee determined that there should be a closer balance between equity compensation and cash compensation. In addition, rather than granting directors a fixed number of shares, which could lead to spikes in value due to stock price volatility, the committee determined that by granting directors stock based on a specified dollar amount, the volatility in the total amount of director compensation would be smoothed and be made less unpredictable. Finally, the committee determined to adjust director compensation to make it better in line with market levels, with an initial transition over a two-year period commencing in 2014 towards compensation at the 75th percentile of the peer group.
Based upon the Reda Firm’s director compensation findings and recommendations, and these considerations of the committee, effective as of the 2014 annual meeting date, non-employee director compensation shall be changed as follows:

•	all meeting fees are eliminated;

•	the annual cash retainer to each director is increased from $50,000 to $100,000;

•	the annual retainer to the lead independent director is increased from $20,000 to $30,000;

•
the annual retainer to the chair of the audit committee is increased from $17,500 to $27,500; the annual retainers to the chairs of each of the corporate governance and nominating committee, the compensation committee, and the compliance committee are increased from $12,500 to $22,500;

•
the annual retainer for each member of the audit committee is increased from $5,000 to $15,000, and the annual retainer for each member of the corporate governance and nominating committee, the compensation committee, and the compliance committee is increased from $0 to $12,500.

•
the annual equity award to directors will be changed from a fixed number of shares to a fixed dollar amount of stock based on our stock price at the time of grant. The total value of the equity award to each director in 2014-15 shall be $250,000, with one quarter of that amount, or $62,500 of restricted stock, to be granted on the first day of each quarter based on the closing price of the Company’s stock on the last trading day of the preceding quarter; and

•	the one-time stock option grant to new directors upon joining the board of directors is eliminated.

Stock Ownership Guidelines for Directors
The board of directors of the Company believes that individual directors should own and hold a reasonable number of shares of common stock of the Company to further align the director’s interests and actions with those of the Company’s stockholders, and also to demonstrate confidence in the long-term prospects of the Company.
The Company's Stock Ownership Guidelines revised by the board of directors in March 2013 provides that directors shall own shares of the Company’s stock equal in value to at least three (3) times the aggregate annual cash retainer amounts payable to the director. The value of a director’s holdings shall be based on the average closing price of a share of the Company’s stock for the previous calendar year. Shares that satisfy these guidelines may be those owned directly, through a trust, or by a spouse or children, and shall include shares purchased on the open market, vested or unvested shares of restricted stock, or exercised and retained option shares. Until a director’s stock ownership requirement is met, the director must retain at least 50% of all “net settled shares” received from the vesting, delivery, or exercise of equity awards granted under the Company’s equity award plans until the total value of all shares held equals or exceeds the director’s applicable ownership threshold. “Net settled shares” generally refers to those shares that remain after the payment of (i) the exercise price of stock options or purchase price of other awards, (ii) all applicable withholding taxes, and (iii) any applicable transaction costs. Shares that are pledged shall not be counted toward the director’s ownership requirements.
Non-employee directors must comply with the stock ownership guidelines within five (5) years of their election to the board of directors. Each director of the Company satisfied the stock ownership guidelines as of December 31, 2013.
Executive Officers
Two of our directors, J. Mario Molina, M.D. and John C. Molina, J.D., and the following persons were our executive officers at December 31, 2013.
Terry P. Bayer, 63, has served as our chief operating officer since November 2005. She had formerly served as our executive vice president, health plan operations since January 2005. Ms. Bayer has 32 years of healthcare management experience, including staff model clinic administration, provider contracting, managed care operations, disease management, and home care. From 2006 – 2008 Ms. Bayer served on the board of Apria Healthcare Group Inc. Prior to joining us, her professional experience included regional responsibility at FHP, Inc. and multi-state responsibility as regional vice-president at Maxicare; Partners National Health Plan, a joint venture of Aetna Life Insurance Company and Voluntary Hospital Association (VHA); and Lincoln National. She has also served as executive vice president of managed care at Matria Healthcare, president and chief operating officer of Praxis Clinical Services, and as Western Division President of AccentCare. She holds a juris doctorate from Stanford University, a master’s degree in public health from the University of California, Berkeley, and a bachelor’s degree in communications from Northwestern University.
Joseph W. White, 55, has served as our chief accounting officer since 2007. He had formerly served as our vice president of accounting since 2003. In his role as chief accounting officer, Mr. White is responsible for oversight of the Company’s accounting, reporting, forecasting, budgeting, actuarial, procurement, treasury and facilities functions. Mr. White has 31 years of financial management experience in the health care industry. Prior to joining the Company in 2003, Mr. White worked for Maxicare Health Plans, Inc. from 1987 through 2002. Mr. White holds a Master’s degree in Business Administration and a Bachelor’s degree in Commerce from the University of Virginia. Mr. White is a Certified Public Accountant.
Jeff D. Barlow, Esq. 51, has served as our chief legal officer and secretary since 2010. Prior to that, Mr. Barlow had served as vice-president, assistant corporate secretary and associate general counsel of Molina Healthcare since 2004. As chief legal officer, Mr. Barlow is responsible for setting the overall legal strategy for the Company and its subsidiaries, and for providing legal counsel to senior management and the board of directors. Mr. Barlow has over 23 years of legal experience, including counseling clients regarding federal securities laws, corporate governance, mergers and acquisitions, and litigation. Mr. Barlow graduated from the University of Utah with a Bachelor of Arts degree in 1987, with a minor in Latin. Additionally, Mr. Barlow received his Juris Doctorate degree, cum laude, from the University of Pittsburgh School of Law in 1990, and his Master Public Health degree from the University of California, Berkeley in 1995. Mr. Barlow is a member of the American Bar Association, California State Bar Association, Sacramento County Bar Association, Arizona State Bar Association, the American Health Lawyers Association, the California Society for Healthcare Attorneys, and the American Academy for the Advancement of Science.
Executive officers are appointed annually by the board of directors, subject to the terms of their employment agreements.

AUDIT MATTERS
Audit Committee Report
The audit committee (“committee”) operates under a charter that specifies the scope of the committee’s responsibilities and how it carries out those responsibilities.
The board of directors has determined that all five members of the committee are independent based upon the standards adopted by the board, which incorporate the independence requirements under applicable laws, rules, and regulations.
Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP, the Company’s independent registered public accounting firm (“independent auditors”), is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The committee’s responsibility is to monitor and oversee these processes and procedures. The committee relies, without independent verification, on the information provided to it and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.
The committee’s meetings facilitate communication among the members of the committee, management, the internal auditors, and the Company’s independent auditors. The committee separately met with each of the internal and independent auditors with and without management, to discuss the results of their examinations and their observations and recommendations regarding the Company’s internal controls. The committee also discussed with the Company’s independent auditors all communications required by generally accepted auditing standards.
The committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2013 with management, the internal auditors, and the Company’s independent auditors.
The committee has received the written disclosures required by PCAOB Rule 3526 — “Communication with Audit Committees Concerning Independence.” The committee discussed with the independent auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence.
The committee has reviewed and approved the amount of fees paid to the independent auditors for audit, audit related, and tax compliance services. The committee concluded that the provision of services by the independent auditors is compatible with the maintenance of their independence.
Based on the above-mentioned review and discussions, and subject to the limitations on our role and responsibilities described above and in the committee charter, the committee recommended to the board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Audit Committee

Charles Z. Fedak, CPA, MBA, Chair
Daniel Cooperman
Steven G. James, CPA
Steven J. Orlando, CPA (inactive)
John P. Szabo, Jr.

EXECUTIVE COMPENSATION
The Compensation Committee Report
The compensation committee has reviewed and discussed the following Compensation Discussion and Analysis with the members of management of the Company. Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

John P. Szabo, Jr., Chair
Charles Z. Fedak, CPA, MBA
Steven J. Orlando, CPA (inactive)
Ronna E. Romney
Dale B. Wolf

March 11, 2014
Compensation Discussion and Analysis
Overview
The Company is committed to responsible compensation practices and structures. For 2014, the Company believes it has balanced the need to retain, motivate, and reward its executive officers fairly and competitively. Further, the 2014 compensation program incorporates performance metrics that incentivize long-term contributions to profitability.
The Role of the Compensation Committee
The compensation committee has primary responsibility for overseeing and reviewing the design and structure of the Company’s compensation programs to ensure that such programs achieve their intended purposes in furtherance of the Company’s strategic priorities. In addition, the committee seeks to align the interests of management with the interests of the Company’s stockholders by linking pay with performance. Doing so, we believe, incentivizes performance which promotes the ultimate objective of increasing stockholder value. Further, the compensation committee is directly responsible for evaluating the performance of and determining the compensation paid to our chief executive officer and our chief financial officer. Finally, the compensation committee is responsible for evaluating and approving the compensation levels of our other key executive officers as recommended to the committee by the chief executive officer.
Our Compensation Approach
The health care environment and managed care industry are complex, and there is a limited pool of executives with the relevant industry experience and management skills to provide effective leadership in this environment. Moreover, because of the significant competition within our industry, there is a continuing demand for managed care executive talent. Given that industry background, our compensation programs are intended to attract and retain executives with the knowledge, experience, and leadership capability necessary for us to operate our business successfully. Moreover, our compensation programs seek to align the interests of our executives with those of our stockholders by rewarding our executives with a cash bonus for results that create short-term stockholder value, and with equity compensation for results that create short-term or long-term stockholder value.
The compensation committee has historically conducted an annual compensation benchmarking review, and it has done so again for 2014. See “Executive Pay Study for 2014” below. The compensation committee’s general approach is to examine not only individual named executive officer compensation levels, but also the aggregate amounts paid to all five named executive officers. While the compensation committee does not attempt to set each compensation element for each executive within a specific range relative to the compensation levels paid by industry peers, the committee does take note of where each compensation element for each executive lies in relation to the 50th and 75th percentiles in the peer group, and may make compensation adjustments based on that relationship. Further, in addition to using market comparisons as a reference point, the compensation committee also considers various other factors, such as:

•	our overall financial performance;

•	historic compensation levels, including the progression of compensation levels over time compared to the executive’s development and performance,

•	critical skills or unique roles or abilities of the executive,

•	the complexity and importance of the executive’s particular responsibilities,

•	individual expertise, contribution, and performance,

•	reporting structure,

•	internal pay relationships,

•	specific retention concerns and competitive demand for the executive’s services,

•	overall leadership, and

•	growth potential.
We do not have a pre-defined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the executives. Our approach is fundamentally driven by market realities and job responsibilities, which in most instances go beyond the job descriptions of our executive officers’ counterparts within peer companies. The compensation committee’s analysis is subjective in nature and utilizes no specific weighting of factors or formula in determining an executive’s compensation.
The compensation committee monitors the results of the triennial advisory “say-on-pay” proposal and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities. At our April 2011 annual meeting, the holders of 84.9% of the shares outstanding as of the record date for that annual meeting voted to approve, on an advisory basis, our fiscal 2010 executive compensation program. The Company is submitting again a "say-on-pay" proposal for approval by the stockholders, on an advisory basis, at the 2014 annual meeting.
Elements of Compensation
The Company, through the activity of its compensation committee, seeks to achieve the objectives of its compensation programs through the following key compensation elements:

•	a base salary;

•	annual performance-based cash bonus awards;

•	annual short-term or long-term equity-based incentive compensation, primarily in the form of restricted stock;

•	benefit plans; and

•	severance and change in control benefits.

We use each element of compensation to satisfy one or more of our compensation objectives, and each element is an integral part of and supports our overall compensation program. Our annual performance-based incentive cash award program rewards short-term financial performance, while our equity compensation program rewards sustained performance and financial growth (as reflected in our stock price) and aligns the interests of our management with those of our stockholders. We believe each of these elements helps us to attract and retain qualified and capable executive officers.
Set forth below is a discussion of each element of compensation, the reason the Company pays each element, and how that element fits into the Company’s overall compensation philosophy. We believe the levels of compensation we provide should be competitive, reasonable, and appropriate for our business needs and circumstances.
Base Salary.    The objective of base salary is to reflect job responsibilities, value to the Company, and individual performance with respect to market competitiveness. These salaries are determined based on the factors described above, as well as the recommendation of our chief executive officer (except with respect to his own salary). Base salary amounts are reviewed at least annually. Subject to final board approval, the compensation committee sets the base salary levels of the Company’s chief executive officer and chief financial officer. The chief executive officer recommends for approval by the compensation committee the base salary levels of the Company’s other senior executive officers.
Annual Cash Bonus Incentives.    The compensation program provides for an annual cash bonus that is performance linked. The objective of the program is to compensate individuals based on the achievement of specific and objective annual goals that are intended to correlate closely with the growth of stockholder value.
For the chief executive officer and the chief financial officer, at the outset of the fiscal year the compensation committee sets overall objective Company performance goals for the year. The compensation committee then sets target bonus amounts which correspond to the respective performance goals. Once the fiscal year is concluded, achievement of the objective performance goals is assessed to determine the bonus payment for which the chief executive officer and chief financial officer are eligible. The objective performance goals established for fiscal 2014 are discussed below under “Fiscal Year 2014 Bonus Measures.”
As it sets Company-wide performance goals, the compensation committee, working with senior management, also sets individual performance measures for each named executive officer other than the chief executive officer and the chief financial officer. These measures allow the Company to incentivize performance objectives beyond purely financial measures, including, for example, exceptional performance of each executive’s particular functional responsibilities, his or her leadership, creativity and innovation, collaboration, the successful completion of a particular project or initiative, and other activities that are critical to driving long-term value for stockholders.
For the named executive officers, the preliminary bonus determination is based on certain performance measures. The main preliminary bonus determination is based as a threshold matter upon the Company’s achievement of a specified amount of earnings before interest, tax, depreciation, and amortization, or EBITDA, which for the 2014 fiscal year represents 75% of the total bonus opportunity for the named executive officers. The Company’s EBITDA performance, as well as any other performance measures established by the compensation committee, are then combined with the recommendation of the chief executive officer, as well as the named executive officer’s performance as assessed against the goals set at the outset of the year. This assessment allows bonus decisions to take into account each named executive officer’s individual performance and unique contributions. This portion of the bonus may be adjusted up or down by the compensation committee depending on the level of performance against the departmental and individual goals.
Compliance with Section 162(m). The Affordable Care Act, or ACA, amended the Internal Revenue Code to limit the amount that certain health care insurers and providers, including the Company, may deduct for compensation to any employee in excess of $500,000. This legislation does not create any exceptions for performance-based compensation. As a result, commencing with compensation determinations made in 2013, the compensation committee no longer structures its compensation determinations based on the requirements of Internal Revenue Code Section 162(m).
Equity-Based Incentive Compensation. The equity-based incentive compensation program provides a periodic award — typically annual — that is related to the underlying value of the Company’s common stock. The objective of the program is to align compensation for both named executive officers and other management employees over a one-year or multi-year period directly with the interests of stockholders of the Company by motivating and rewarding the creation and preservation of stockholder value. The level of equity-based incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the named executive officers and the goals of the compensation program as described above.
Pursuant to Company policy, equity incentive awards to the named executive officers are generally made on March 1st of each year. For new hires, restricted stock and stock option grants are approved by our chief executive officer pursuant to authority delegated to him by the compensation committee (but only with regard to non-Section 16 reporting persons), with the grant generally being made as of the first day of the first full month following the employee’s hire date. Our 2011 Equity Incentive Plan imposes vesting restrictions on restricted stock awards other than those made to any nonemployee director as follows: (i) the vesting conditions for non-performance based restricted stock awards shall provide that the vesting period be at least three years, over which period vesting may be pro-rata in the manner specified in the award agreement and (ii) the vesting conditions for performance-based restricted stock awards shall provide that the vesting period be at least one year.
The compensation committee reviews at least annually both the annual bonus program and the equity-based incentive program to ensure that their key elements continue to meet the objectives described above.
Retirement Plans. The Company does not maintain a retirement pension plan. However, the named executive officers are eligible to participate in the Molina 401(k) Salary Savings Plan. The purpose of this program is to provide all Molina Healthcare employees with tax-advantaged savings opportunities and income after retirement. Eligible pay under the plans is limited to Internal Revenue Code annual limits. The Company makes a dollar-for-dollar match on the first four percent (4%) of salary electively deferred under the 401(k) Plan by all participants.
Deferred Compensation Plan. The Company has established an unfunded non-qualified deferred compensation plan for certain key employees, including the named executed officers. Under the deferred compensation plan, eligible participants can defer up to 100% of their base salary and 100% of their bonus to provide for tax-deferred growth. The funds deferred are invested in any of forty different mutual funds, including bond, money market, and large cap, mid cap and small cap stock funds.
Employee Stock Purchase Plan. With the exception of our chief executive officer and our chief financial officer who are not eligible due to their possessing more than five percent of our voting common stock as determined under Section 424(d) of the Internal Revenue Code, the named executive officers are eligible to participate in the Company’s 2011 Employee Stock Purchase Plan, on an equal basis with all other employees. The Employee Stock Purchase Plan allows eligible employees to purchase from the Company shares of its common stock at a 15% discount to the market price during the successive six-month offering periods under the plan.
Health and Insurance Benefits. With limited exceptions, the Company supports providing benefits to named executive officers that are substantially the same as those offered to salaried employees generally. The named executive officers are eligible to participate in Company-sponsored benefit programs on the same terms and conditions as those made available to salaried employees generally. Basic health benefits, life insurance, disability benefits, and similar programs are provided to ensure that employees have access to healthcare and income protection for themselves and their family members.

Severance and Change in Control Benefits. We have entered into employment agreements with all of our named executive officers pursuant to which they are eligible under certain circumstances for severance and change in control benefits. The severance and change in control payments and benefits provided under the employment agreements are independent of other elements of compensation. A description of the material terms of our severance and change in control arrangements can be found later in this proxy statement under “Potential Payments Upon Termination and Change in Control.” The compensation committee believes that severance and change in control benefits are necessary to attract and retain senior management talent. Our agreements are designed to attract key employees, preserve executive morale and productivity, and encourage retention in the face of the potentially disruptive impact of an actual or potential change in control. These benefits allow executives to assess takeover bids objectively without regard to the potential impact on their own job security.
Perquisites and Other Personal Benefits. The Company does not provide named executive officers with any material perquisites or other personal benefits.
Executive Pay Study for 2014
In an effort to assess where the Company’s current compensation levels and programs stand for the Company’s named executive officers in relation to the compensation levels of the Company’s industry peers, in the fourth quarter of 2013 the compensation committee engaged the Reda Firm to conduct a total compensation study for the Company’s named executive officers. The Reda Firm is the same compensation consultant that the committee has used in prior years to conduct benchmarking studies for the Company’s top executive officers, including the Company’s chief executive officer and chief financial officer. The Reda Firm reports directly and exclusively to the compensation committee with respect to executive compensation matters.
In its study of the named executive officers’ compensation, the Reda Firm used the same 18-company peer group that International Shareholder Services Inc., or ISS, will be using in 2014 to assess the Company’s relative pay for performance and to determine its voting recommendations. The same peer group was used by the Reda Firm in its director compensation study described above, with the exception of one company (Triple-S Management Corp. was excluded due to its smaller size and Omnicare, Inc. was added). The peer group consists of managed care companies, health care facilities, and health care service companies with revenues between 40% and 250% of the Company’s revenues, as follows: Centene Corporation, WellCare Health Plans, Inc., Health Net, Inc., DaVita HealthCare Partners Inc., Tenet Healthcare Corporation, Catamaran Corp, Universal Health Services, Inc., Quest Diagnostics Incorporated, LifePoint Hospitals, Inc., Health Management Associates, Community Health Systems, Inc., Laboratory Corporation of America, Magellan Health Services Inc., Kindred Healthcare, Inc., Team Health Holdings, Inc., Select Medical Holdings Corporation, Brookdale Senior Living Inc., and Omnicare, Inc. Of the 18-company peer group used in the 2014 study, ten companies were used in the Reda Firm 2013 chief executive officer compensation study, and six were used in the Reda Firm 2012 named executive officers compensation study. The total compensation paid to the Reda Firm for its consulting services provided in 2013 was approximately $32,647. The market study concluded that the aggregate compensation paid in 2013 to all five of our named executive officers is between the 50th percentile and 75th percentiles.
Fiscal Year 2014 Base Salaries
Effective as of January 1, 2014, based on the Reda Firm compensation analysis and the considerations discussed above, the compensation committee determined that Dr. J. Mario Molina’s fiscal year 2014 base salary as chief executive officer shall remain at $1,050,000, John Molina’s fiscal year 2014 base salary as chief financial officer shall remain at $878,000, Terry Bayer’s fiscal year 2014 base salary as chief operating officer shall remain at $644,000, Joseph W. White’s fiscal year 2014 base salary as chief accounting officer shall remain at $515,000, and Jeff D. Barlow’s fiscal year 2014 base salary as chief legal officer and secretary shall be increased from $425,000 to $475,000.
Fiscal Year 2014 Bonus Measures
Bonus Opportunity Measures and Amounts. In March 2014, the compensation committee established bonus opportunity levels and measures for the chief executive officer, chief financial officer, chief operating officer, chief accounting officer, and the chief legal officer and secretary. Dr. Molina’s bonus opportunity shall be 150% of his base salary, or $1,575,000; John Molina’s bonus opportunity shall be 125% of his base salary, or $1,097,500; Terry Bayer’s bonus opportunity shall be 100% of her base salary, or $644,000; Joseph W. White’s bonus opportunity shall be 90% of his base salary, or $463,500; and Jeff D. Barlow’s bonus opportunity shall be 90% of his base salary, or $427,500.
The bonus performance measures of each such officer shall be based three-quarters on an EBITDA metric, and one quarter on discretionary considerations. However, the achievement of the baseline EBITDA metric shall be a pre-condition or threshold for the award of any discretionary bonus amounts.

1.
75% of the total bonus opportunity shall be based on EBITDA (earnings before interest, taxes, depreciation and amortization) of the Company for its 2014 fiscal year. EBITDA for purposes of the fiscal year 2014 bonus performance measure shall mean consolidated net income plus, to the extent deducted from revenues in determining consolidated net income and without duplication, (i) interest expense, (ii) income tax expense, (iii) depreciation expense, and (iv) amortization expense. Depreciation expense and amortization expense shall be derived from the Company’s consolidated statement of cash flows.

The fiscal year 2014 EBITDA levels and related bonus payouts shall be based on the achievement of at least $350 million in EBITDA. The achievement of $350 million in EBITDA shall trigger the payout of this bonus element at the 50% level, going up to a maximum payout of 100% at $400 million of EBITDA. The actual bonus payout amounts shall be interpolated linearly between these two specified points.

Performance Goals and Payout as % of Opportunity
Measure	Threshold (0% Payout)	(50% Payout)	(100% Payout)
EBITDA	Less than $350 M	$350 M	$400 M

2.
25% of the bonus opportunity shall be discretionary in nature based on the judgment of the compensation committee. For the chief executive officer and chief financial officer, this bonus opportunity shall be based on the annual chief executive officer and chief financial officer evaluation by the board of directors. For the chief operating officer, chief accounting officer, and chief legal officer, this bonus opportunity shall be discretionary in nature based on the judgment of the compensation committee in consultation with the chief executive officer.

No bonuses shall be payable on a Company-wide basis if actual 2014 EBITDA is less than the $350 million bonus threshold, unless specifically approved by the compensation committee in the exercise of its discretion for exemplary performance of specific individual employees.
The compensation committee shall retain the discretion to modify the application of the specified performance measures if, in the judgment of the compensation committee, the underlying incentivizing purpose of a performance measure is unexpectedly frustrated by the application of a technical accounting rule or some other unforeseen development. In no event shall the aggregate bonus awarded to a named executive officer exceed the maximum bonus opportunity specified herein.
The following table sets forth the fiscal year 2014 base salary level along with the two measures for the bonus opportunity and the maximum bonus opportunity for the Company’s chief executive officer, chief financial officer and the Company’s three most highly compensated executive officers other than the chief executive officer and the chief financial officer who were serving as executive officers at the end of the Company’s last completed fiscal year:

Executive Officer	Base Salary	Total Bonus Opportunity (% of Base Salary)	100% EBITDA Bonus Opportunity (75% of Total Bonus Opportunity)	Other Bonus Opportunity (25% of Total Bonus Opportunity)	Maximum Bonus Opportunity
Dr. J. Mario Molina
Chief Executive Officer	$1,050,000	150%	$1,181,250	$157,500	$1,575,000
John Molina
Chief Financial Officer	$878,000	125%	$823,125	$109,750	$1,097,500
Terry Bayer
Chief Operating Officer	$644,000	100%	$483,000	$64,400	$644,000
Joseph W. White
Chief Accounting Officer	$515,000	90%	$347,625	$115,875	$463,500
Jeff D. Barlow
Chief Legal Officer and Secretary	$475,000	90%	$320,625	$106,875	$427,500

Fiscal Year 2014 Share Grants
In March 2014, the compensation committee awarded to Dr. Molina 57,325 shares of restricted stock, to John Molina 21,299 shares of restricted stock, to Terry Bayer 13,934 shares of restricted stock, to Joseph W. White 7,962 shares of restricted stock, and to Jeff D. Barlow 6,370 shares of restricted stock, all subject to time vesting in one-third increments over three years, on each of March 1, 2015, March 1, 2016, and March 1, 2017.
The compensation committee further awarded a grant to Dr. Molina of 19,108 shares of restricted stock, to John Molina of 7,099 shares of restricted stock, to Terry Bayer of 4,644 shares of restricted stock, to Joseph W. White of 2,654 shares of restricted stock, and to Jeff D. Barlow of 2,123 shares of restricted stock. Such grant to the named executive officers shall vest on March 1, 2015 contingent upon the Company’s achieving a one-year Total Stockholder Return as determined by ISS calculations (“TSR”) for fiscal year 2014 that is greater than the average TSR achieved by Centene Corporation and WellCare Group for their fiscal year ending December 31, 2014. If either Centene Corporation or WellCare Group is acquired or enters into a merger agreement prior to December 31, 2014, this TSR benchmark will switch to the TSR achievement of the Company as measured against the below described 18-company ISS peer group, but measured as of December 31, 2014 rather than December 31, 2016.
The compensation committee further awarded a grant to Dr. Molina of 19,108 shares of restricted stock, to John Molina of 7,099 shares of restricted stock, to Terry Bayer of 4,644 shares of restricted stock, to Joseph W. White of 2,654 shares of restricted stock, and to Jeff D. Barlow of 2,123 shares of restricted stock. Such grant to the named executive officers shall vest upon the Company’s achieving three-year TSR as determined by ISS calculations that is greater than the median TSR achieved by the Company’s ISS peer group for the three-year period ending December 31, 2016. For purposes of these grants, the ISS peer group is comprised of the 18 peer group companies identified by ISS for the year 2014 (the "Current Peer Group").  Subsequent changes in the peer group made by ISS will be disregarded.  Further, if a company in the Current Peer Group is acquired, it will be taken out of the peer group for the entire three-year period.
The compensation committee further awarded a grant to Dr. Molina of 47,771 shares of restricted stock, to John Molina of 17,748 shares of restricted stock, to Terry Bayer of 11,611 shares of restricted stock, to Joseph W. White of 6,635 shares of restricted stock, and to Jeff D. Barlow of 5,308 shares of restricted stock. Such grant to the named executive officers shall vest upon the Company’s achieving a three-year EBITDA margin percentage (as defined below) for the three-year period ending December 31, 2016 equal to or greater than 4.0%.
EBITDA margin percentage shall be calculated by dividing earnings before interest expense, income tax expense, depreciation and amortization (EBITDA) into Total Revenue. EBITDA shall mean consolidated net income plus, to the extent deducted from revenues in determining consolidated net income and without duplication, (i) interest expense, (ii) income tax expense, (iii) depreciation expense, and (iv) amortization expense. Depreciation expense and amortization expense shall be derived from the Company’s consolidated statement of cash flows. The Compensation Committee shall retain discretion to exclude from the EBITDA calculation the impact of material acquisitions and divestitures.
The compensation committee further awarded a grant to Dr. Molina of 47,771 shares of restricted stock, to John Molina of 17,748 shares of restricted stock, to Terry Bayer of 11,611 shares of restricted stock, to Joseph W. White of 6,635 shares of restricted stock, and to Jeff D. Barlow of 5,308 shares of restricted stock. Such grant to the named executive officers shall vest upon the Company’s achieving a cumulative earnings per share (calculated on a GAAP basis) of at least $8.50 for the three year period ending December 31, 2016.

Fiscal Year 2013 Bonuses
The following table sets forth the fiscal year 2013 base salary level, 2013 maximum bonus opportunity, along with the three components of the 2013 total bonus received by Dr. J. Mario Molina, John Molina, Terry Bayer, Joseph W. White, and Jeff D. Barlow:

Executive Officer	2013 Base Salary	2013 Total Bonus Opportunity (% of Base Salary)	2013 Maximum Bonus Opportunity	2013 EBITDA Bonus Opportunity Earned	Capital Market Bonus Opportunity Earned	Other Bonus Opportunity Earned	2013 Total Bonus Earned
Dr. J. Mario Molina
Chief Executive Officer	$1,050,000	150%	$1,575,000	$889,127	$236,250	$157,500	$1,282,877
John Molina
Chief Financial Officer	$878,000	125%	$1,097,500	$619,566	$164,625	$109,750	$893,941
Terry Bayer
Chief Operating Officer	$644,000	100%	$644,000	$363,554	$96,600	$64,400	$524,554
Joseph W. White
Chief Accounting Officer	$515,000	75%	$386,250	$218,048	$57,937	$38,625	$314,610
Jeff D. Barlow
Chief Legal Officer and Secretary	$425,000	75%	$318,750	$179,942	$47,813	$31,875	$259,630
In February 2013, the compensation committee had established bonus opportunity levels and measures for the chief executive officer, chief financial officer, chief operating officer, chief accounting officer, and our chief legal officer and secretary. Dr. Molina’s 2013 bonus opportunity was 150% of his base salary, or $1,575,000; John Molina’s 2013 bonus opportunity was 125% of his base salary, or $1,097,500; Terry Bayer’s 2013 bonus opportunity was 100% of her base salary, or $644,000; Joseph W. White’s bonus opportunity was 75% of his base salary, or $386,250; and Jeff D. Barlow’s bonus opportunity was 75% of his base salary, or $318,750.
Based on the performance measures established by the compensation committee in early 2013 and described below, the total cash bonus paid to the named executive officers for fiscal year 2013 were as follows: $1,282,877 to Dr. J. Mario Molina; $893,941 to John Molina; $524,554 to Terry Bayer; $314,610 to Joseph W. White, and $259,630 to Jeff D. Barlow. The components of the total cash bonus for each of the named executive officers are summarized below in relation to each performance measure.
As established by the compensation committee in early 2013, the 2013 bonus opportunity for each of, Dr. J. Mario Molina, John Molina, Terry Bayer, Joseph W. White, and Jeff D. Barlow was based on the following three performance measures:

1.
75% of the total bonus opportunity was based on EBITDA (earnings before interest, taxes, depreciation and amortization) of the Company for its 2013 fiscal year. EBITDA for purposes of the fiscal year 2013 bonus performance measure shall mean consolidated net income plus, to the extent deducted from revenues in determining consolidated net income and without duplication, (i) interest expense, (ii) income tax expense, (iii) depreciation expense, and (iv) amortization expense. Depreciation expense and amortization expense shall be derived from the Company’s consolidated statement of cash flows.

The fiscal year 2013 EBITDA levels and related bonus payouts were based on the achievement of at least $200 million in EBITDA, with the achievement of $200 million in EBITDA triggering the payout of this bonus element at the 50% level, going up to a maximum payout of 100% at $250 million of EBITDA. The bonus amounts were subject to interpolation between the specified points. The Company's fiscal year 2013 EBITDA was $225.27 million. Based on the achievement of this EBITDA level, Dr. J. Mario Molina received $889,127, John Molina received $619,566; Terry Bayer received $363,554, Joseph W. White received $218,048, and Jeff D. Barlow received $179,942.

2.
15% of the bonus opportunity was based on the consummation of a capital market transaction raising a gross amount equal to or greater than $330 million in the aggregate for the Company. On February 15, 2013, this performance measure was satisfied upon the Company's sale of the 1.125% Cash Convertible Senior Notes due 2020. Thus, in early 2013, the Company paid this portion of the bonus opportunity as follows: Dr. J. Mario Molina received $236,250, John Molina received $164,625, Terry Bayer received $96,600, Joseph W. White received $57,937, and Jeff D. Barlow received 47,813.

3.
10% of the bonus opportunity was discretionary in nature based on the judgment of the compensation committee. In March 2014, the compensation committee exercised its discretion to award Dr. J. Mario Molina $157,500, John Molina $109,750, Terry Bayer $64,400, Joseph W. White $38,625, and Jeff D. Barlow $31,875, each such amount representing the full 10% of discretionary bonus opportunity for the respective named executive officer.

Summary Compensation Table
The following table provides information concerning total compensation earned or paid to (a) the chief executive officer, (b) the chief financial officer, and (c) the three other most highly compensated executive officers of the Company who served in such capacities as of December 31, 2013, in each case for services rendered to the Company during the last year. These five officers are referred to as the “named executive officers” in this proxy statement.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)(3)(4)	Option Awards($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
J. Mario Molina	2013	1,050,000	1,282,877	8,319,215	—	—	1,143,026	108,006	11,903,124
President and Chief	2012	935,000	—	3,421,737	—	—	582,658	11,920	4,951,315
Executive Officer	2011	935,000	375,000	3,507,000	—	—	112,556	12,584	4,942,140
John C. Molina	2013	878,000	893,941	4,409,600	—	—	83,128	97,435	6,362,104
Chief Financial	2012	852,500	—	2,053,243	—	—	46,240	13,942	2,965,925
Officer	2011	852,500	285,000	2,630,250	—	—	(10,190)	18,956	3,776,516
Terry P. Bayer	2013	644,000	524,554	2,939,745	—	—	114,454	13,574	4,236,327
Chief Operating	2012	625,000	—	1,279,740	—	—	55,049	13,210	1,972,999
Officer	2011	625,000	178,000	631,260	—	—	76,317	16,106	1,526,683
Joseph W. White	2013	515,000	314,610	1,322,884	—	—	2,482	11,952	2,166,928
Chief Accounting	2012	410,000	—	603,540	—	—	1,054	80,897	1,095,491
Officer	2011	410,000	69,000	876,750	—	—	128	11,559	1,367,437
Jeff D. Barlow	2013	425,000	259,630	1,028,906	—	—	10,865	32,163	1,756,564
Chief Legal Officer	2012	396,932	116,250	502,950	—	—	4,918	30,579	1,051,629
and Secretary	2011	317,869	163,494	701,400	—	—	3,715	45,359	1,231,837

(1)
The amounts reported as Stock Awards and Option Awards reflect the fair value of grants made as of the date of grant under the Company’s 2011 Equity Incentive Plan in accordance with Accounting Standards Codification Topic 718, “Compensation — Stock Compensation.” Assumptions used in the calculation of this amount for fiscal years ended December 31, 2013, 2012, and 2011 are included in footnote 17, “Share-Based Compensation,” to the Company’s audited financial statements for the fiscal year ended December 31, 2013 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2014. There can be no assurance that the grant date fair value of Stock Awards or Option Awards will ever be realized.

(2)	The restricted stock granted in 2011 to Dr. Molina, Mr. Molina, and Ms. Bayer vested on March 1, 2012.

(3)
The performance unit awards granted in 2012 to Dr. Molina, Mr. Molina, and Ms. Bayer that were conditioned upon the Company's total operating revenue for fiscal year 2012, vested on December 11, 2012. The performance unit awards granted in 2012 to Dr. Molina, Mr. Molina, Ms. Bayer, and Mr. White that were conditioned upon the certification during 2012 of the Company's Medicaid management information system in Idaho by the Centers for Medicare and Medicaid Services, vested on July 13, 2012.

(4)
In March 2013, the compensation committee awarded to Dr. Molina 77,857 shares of restricted stock, to Mr. Molina 46,714 shares of restricted stock, to Ms. Bayer 31,143 shares of restricted stock, to Mr. White 14,014 shares of restricted stock, and to Mr. Barlow 10,900 shares of restricted stock, which vested in one-quarter increments on each of March 31, 2013, June 30, 2013, September 30, 2013, and December 31, 2013. Additionally, restricted stock granted in 2013 to the named executive officers that were conditioned upon the Company’s three-year Total Stockholder Return, or TSR, as determined by ISS calculations (as compared with the Company's ISS peer group, equal to or greater than the 50th percentile in that peer group), for the three-year period ending December 31, 2013, vested on February 7, 2014, upon certification by the compensation committee that such threshold was achieved. The restricted stock granted in 2013 to the named executive officers that were conditioned upon the Company's achievement of the three-year EBITDA margin percentage equal to or greater than 2.5% for the three-year period ending December 31, 2013, vested on March 1, 2014, upon certification by the compensation committee that such threshold was achieved.

(5)	The amounts in this column include long-term disability premiums, group term life premiums, 401(k) matching payments, and liquidated amounts for paid time-off.
Grants of Plan-Based Awards
The following table provides information with respect to grants of plan-based awards made during fiscal year 2013 to the named executive officers.
GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Mario Molina	3/1/2013	—	—	—	—	—	—	264,715	—	—	8,319,215
John C. Molina	3/1/2013	—	—	—	—	—	—	140,143	—	—	4,409,600
Terry P. Bayer	3/1/2013	—	—	—	—	—	—	93,429	—	—	2,939,745
Joseph W. White	3/1/2013	—	—	—	—	—	—	42,043	—	—	1,322,884
Jeff D. Barlow	3/1/2013	—	—	—	—	—	—	32,700	—	—	1,028,906

(1)
The amounts in this column do not reflect compensation actually received by the named executive officer. For all 2013 awards except the restricted stock granted to the named executive officers that were conditioned upon the Company’s TSR for the three-year period ending December 31, 2013, the amounts shown represent the aggregate grant date fair value of the awards, using the closing price of our common stock on March 1, 2013, the grant date of the awards, of $32.11 per share. For the restricted stock conditioned upon the Company's three-year TSR, the amounts shown represent a grant date fair market value of $28.24 per share, computed using a Monte Carlo Simulation to project TSR over the performance period using correlations and volatilities of the ISS peer group.

In March 2013, the compensation committee awarded to Dr. Molina 77,857 shares of restricted stock, to John Molina 46,714 shares of restricted stock, to Terry Bayer 31,143 shares of restricted stock, to Joseph W. White 14,014 shares of restricted stock, and to Jeff D. Barlow 10,900 shares of restricted stock, all subject to vesting in one-quarter increments on each of March 31, 2013, June 30, 2013, September 30, 2013, and December 31, 2013.
The compensation committee further awarded a second grant to Dr. Molina of 186,858 shares of restricted stock, to John Molina of 93,429 shares of restricted stock, to Terry Bayer of 62,286 shares of restricted stock, to Joseph W. White of 28,029 shares of restricted stock, and to Jeff D. Barlow of 21,800 shares of restricted stock. Such second grant to the named executive officers were apportioned into four equal increments, and shall vest in accordance with the following four measures: (i) 1/4th shall vest in equal 1/3rd increments over three years on March 1, 2014, March 1, 2015, and March 1, 2016; (ii) 1/4th shall vest upon the Company achieving three-year Total Stockholder Return as determined by ISS calculations (as compared to the Company’s ISS peer group), for the three-year period ending December 31, 2013 equal to or greater than the 50th percentile in that peer group; (iii) 1/4th shall vest upon the Company achieving Total Revenue (as defined below) in any of the 2013, 2014, or 2015 fiscal years equal to or greater than $12 billion; and (iv) 1/4th shall vest upon the Company’s achieving three-year EBITDA margin percentage (as defined below) for the three-year period ending December 31, 2013 equal to or greater than 2.5%.
Total Revenue shall be the sum of all revenue as reported in the Company’s consolidated statement of income. Total Revenue shall include all revenue realized as a result of the inclusion in the Company’s premium revenue of amounts intended to reimburse the Company for premium taxes due various governmental authorities.
EBITDA margin percentage shall be calculated by dividing earnings before interest expense, income tax expense, depreciation and amortization (EBITDA) into Total Revenue. EBITDA shall mean consolidated net income plus, to the extent deducted from revenues in determining consolidated net income and without duplication, (i) interest expense, (ii) income tax expense, (iii) depreciation expense, and (iv) amortization expense. Depreciation expense and amortization expense shall be derived from the Company’s consolidated statement of cash flows.

Outstanding Equity Awards at Fiscal Year End
The following table provides information with respect to outstanding stock options and restricted stock awards held by the named executive officers as of the end of the fiscal year 2013. The market value of restricted stock awards is computed using our closing stock price on December 31, 2013, of $34.75.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Pay- Out Value of Unearned Shares That Have Not Vested ($)
J. Mario Molina	54,000	—	—	20.88	3/1/2017	—	—	—	—
	—	—	—	—	—	192,708	6,696,603	—	—
John C. Molina	54,000	—	—	20.88	3/1/2017	—	—	—	—
	—	—	—	—	—	99,279	3,449,945	—	—
Terry P. Bayer	31,500	—	—	29.53	7/1/2015	—	—	—	—
	21,000	—	—	19.11	2/2/2016	—	—	—	—
	16,500	—	—	20.88	3/1/2017	—	—	—	—
	—	—	—	—	—	67,386	2,341,664	—	—
Joseph W. White	6,750	—	—	29.53	7/1/2015	—	—	—	—
	—	—	—	—	—	62,154	2,159,852	—	—
Jeff D. Barlow	—	—	—	—	—	50,150	1,742,713	—	—

Option Exercises and Stock Vested
The following table provides information with respect to stock options exercised and restricted stock awards vested for the named executive officers during fiscal year 2013.
OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Mario Molina	—	—	11,700	375,687	(1)
	—	—	19,465	600,885	(2)
	—	—	19,464	723,672	(3)
	—	—	19,464	692,918	(4)
	—	—	19,464	676,374	(5)
John C. Molina	—	—	11,700	375,687	(1)
	—	—	11,679	360,531	(2)
	—	—	11,679	434,225	(3)
	—	—	11,678	415,737	(4)
	—	—	11,678	405,811	(5)
Terry P. Bayer	—	—	10,200	327,522	(1)
	—	—	7,786	240,354	(2)
	—	—	7,786	289,483	(3)
	—	—	7,786	277,182	(4)
	—	—	7,785	270,529	(5)
Joseph W. White	—	—	21,000	674,310	(1)
	—	—	3,504	108,168	(2)
	—	—	3,504	130,279	(3)
	—	—	3,503	124,707	(4)
	—	—	3,503	121,729	(5)
Jeff D. Barlow	—	—	14,663	470,829	(1)
	—	—	2,725	84,121	(2)
	—	—	2,725	101,316	(3)
	—	—	2,725	97,010	(4)
	—	—	2,725	94,694	(5)

(1)	On March 1, 2013, restricted stock vested at a closing market price of $32.11.

(2)	On March 31, 2013, restricted stock vested at a closing market price of $30.87.

(3)	On June 30, 2013, restricted stock vested at a closing market price of $37.18.

(4)	On September 30, 2013, restricted stock vested at a closing market price of $35.60.

(5)	On December 31, 2013, restricted stock vested at a closing market price of $34.75.
Nonqualified Deferred Compensation
Pursuant to the Company’s unfunded and non-qualified Amended and Restated Deferred Compensation Plan (2013), eligible participants can defer up to 100% of their base salary and 100% of their bonus so that it can grow on a tax deferred basis. The investment options available to an executive under the deferral program consist of forty different mutual funds, including bond, money market, and large cap, mid cap, and small cap stock funds.

The following table provides information for fiscal year 2013 for each named executive officer regarding such individual’s accounts in the Amended and Restated Deferred Compensation Plan (2013) as of the end of fiscal year 2013.
NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in the Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
J. Mario Molina	137,207	—	1,143,026	—	5,259,742
John C. Molina	—	—	83,128	—	400,306
Terry P. Bayer	32,200	—	114,454	—	698,900
Joseph W. White	—	—	2,482	—	10,224
Jeff D. Barlow	—	—	10,865	—	46,790
Stock Ownership Guidelines for Executive Officers
The board of directors believes that executive officers should own and hold a reasonable number of shares of common stock of the Company to further align such officers’ interests and actions with those of the Company’s stockholders, and also to demonstrate confidence in the long-term prospects of the Company. In March 2012, the board of directors adopted guidelines with respect to stock ownership by executive officers. Such guidelines provide that executive officers of the Company shall own the minimum number of shares of the Company’s common stock with such value listed next to each such officer’s title below, calculated as a multiple of annual base salary.

Executive Officer	Value of Shares
Chief Executive Officer	5X Annual Base Salary
Chief Financial Officer	4X Annual Base Salary
Chief Operating Officer	3X Annual Base Salary
Other Named Executive Officers	2X Annual Base Salary
Shares that satisfy these guidelines may be those owned directly, through a trust, or by a spouse or children, and shall include shares purchased on the open market, vested or unvested shares of restricted stock, or exercised and retained option shares. Equity securities that are pledged shall not be counted toward the executive officer ownership requirements. Until an executive officer’s stock ownership requirement is met, the executive officer must retain at least 50% of all “net settled shares” received from the vesting, delivery or exercise of equity awards granted under our equity award plans until the total value of all shares held equals or exceeds the executive officer’s applicable ownership threshold. “Net settled shares” generally refers to those shares that remain after payment of (i) the exercise price of stock options or purchase price of other awards, (ii) all applicable withholding taxes, and (iii) any applicable transaction costs.
Executive officers are expected to achieve the recommended ownership guidelines within five (5) years of assuming their positions. Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to these guidelines. In addition, there may be certain instances where these guidelines would place an undue hardship on an executive officer. The compensation committee may therefore make exceptions to these guidelines as it deems appropriate.
Each of the named executive officers of the Company satisfied the stock ownership guidelines as of December 31, 2013.
Hedging Restrictions
As part of the Company’s Insider Trading Policy, directors, executive officers (including the named executive officers), or vice presidents of the Company or subsidiary executive officers (collectively, “Controlling Insiders”) are prohibited from engaging in “hedging” with respect to the Company’s securities. For these purposes, “hedging” includes any instrument or transaction, including put options and forward-sale contracts, through which a Controlling Insider offsets or reduces exposure to the risk of price fluctuations in a corresponding equity security. Speculative trading, short-swing trading, or short selling of stock of the Company by Controlling Insiders is expressly prohibited at all times, as is the buying or selling of any publicly traded option on stock of the Company and the establishment or use of margin accounts with a broker-dealer for the purpose of buying or selling stock of the Company.

Restrictions on Pledges of Shares by Directors and Executive Officers
The company is aware that ISS identified pledges of company stock as a risk oversight and governance concern. In March 2013, our board of directors approved changes to our insider trading policy that, on a prospective basis from the adoption date, prohibit our directors and executive officers from, directly or indirectly, pledging a significant number of shares of the Company’s common stock. For these purposes, “pledging” includes the intentional creation of any form of pledge, security interest, deposit, or lien, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any shares, whether with or without notice, consent, or default. “Significant” means the least of: (i) 1% of the Company’s total outstanding shares of common stock; (ii) 20% of the common stock of the Company then held by the executive officer or director; and (iii) 50% of the Company’s average daily trading volume for the three months prior to the pledge date.
The shares of common stock attributable to a director or executive officer for these purposes include shares attributable to the director or executive officer under either Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended. Further, any shares that are pledged shall not be counted toward the executive officer or director stock ownership requirements.
Prior to March 2013, John Molina has pledged 650,000 shares held by him as trustee of the Molina Siblings Trust in conjunction with the Project described herein under “Related Party Transactions – 6th & Pine Lease.” As of February 1, 2014, the number of such pledged shares was reduced to 570,000 shares. The lender has agreed to release $2 worth of pledged shares for each additional $1 of equity that is invested in the Project. All of the 740,000 shares that Mr. Molina previously pledged to a separate lender for a personal line of credit have been released.
Clawback Policy
In March 2013 the board adopted and approved a Clawback Policy addressing the recovery by the Company of incentive-based compensation from current and former executives of the Company, in the event of any accounting restatement due to material noncompliance of the Company with any financial reporting requirement under the securities laws (“Accounting Restatement”). According to the Clawback Policy, in the event of an Accounting Restatement, the Company will use reasonable efforts to recover from any current or former executive officer of the Company, who received incentive-based compensation from the Company during the three (3)-year period preceding the date on which the Company is required to prepare an Accounting Restatement, based on the erroneous data, the excess of what would have been paid to the executive officer under the Accounting Restatement. In addition, the Clawback Policy further provides that the Company will use reasonable efforts to recover from current and former executive officers, up to 100% (as determined by the board or a duly established committee of the board in its sole discretion as appropriate based on the conduct involved) of such incentive-based compensation from the Company during the three (3)-year period preceding the date on which the Company is required to prepare an Accounting Restatement, if the board or a committee thereof, in its sole discretion, determines that an executive officer’s act or omission that contributed to the circumstances requiring the Accounting Restatement involved: (i) willful, knowing or intentional misconduct or a willful, knowing or intentional violation of any of the Company’s rules or any applicable legal or regulatory requirements in the course of the executive officer’s employment by, or otherwise in connection with, the Company or (ii) fraud in the course of the executive officer’s employment by, or otherwise in connection with, the Company.
Potential Payments Upon Termination and Change In Control
We have entered into certain employment and change in control agreements that will require the Company to provide compensation to all of our named executive officers in the event of a termination of employment or a change of control of the Company.
We have entered into employment agreements with our chief executive officer, J. Mario Molina, our chief financial officer, John C. Molina, our chief operating officer, Terry Bayer, our chief accounting officer, Joseph W. White, and our chief legal officer and secretary, Jeff D. Barlow. Additionally, we also have change in control agreements with Ms. Bayer, Mr. White, and Mr. Barlow. Unless terminated, the employment agreements with each of Dr. Molina and Mr. Molina are automatically renewed on an annual basis. The employment agreements with each of Ms. Bayer, Mr. White, and Mr. Barlow continue until terminated by us, or the executive resigns. During fiscal year 2013, Dr. Molina’s annual salary was $1,050,000, with a baseline target bonus of up to 150% of his base salary; John Molina’s annual salary was $878,000, with a baseline target bonus of up to 125% of his base salary; Ms. Bayer's annual salary was $644,000, with a baseline target bonus of up to 100% of her base salary; Mr. White's annual salary was $515,000, with a baseline target bonus of up to 75% of his base salary; and Mr. Barlow's annual salary was $425,000, with a baseline target bonus of up to 75% of his base salary. On March 1, 2014, the compensation committee determined to leave unchanged the named executive officers' annual salaries, with the exception of the base salary for Mr. Barlow which was increased to $475,000. Further, the compensation committee also determined to leave unchanged the baseline target bonuses for fiscal year 2014 for the named executive officers, with the exception of the baseline target bonuses for Mr. White and Mr. Barlow, which were increased to up to 90% of their respective base salaries. The named executive officers' annual salaries and baseline target bonuses for fiscal year 2014 are footnoted in their respective tables below.

The employment agreements with each of Dr. Molina and Mr. Molina provide that if the executive’s employment is terminated by us without cause or the executive resigns for good reason, the executive will be entitled to receive one year’s base salary, the termination bonus for the year of the employment termination, full vesting of all unvested equity compensation, full vesting of all Section 401(k) employer contributions, and a cash payment of $65,000 for 18 months’ worth of continued health and welfare benefits. Additionally, the employment agreements with each of Dr. Molina and Mr. Molina provide for the employees’ continued employment for a period of two years following the occurrence of a change of control (as defined below). Under such agreements, each named executive officer’s terms and conditions of employment, including his or her rate of base salary, bonus opportunity, benefits, and title, position, duties, and responsibilities, are not to be modified in a manner adverse to the executive following the change of control. If an eligible executive’s employment is terminated by us without cause (as defined below) or is terminated by the executive for good reason (as defined below) within two years of a change of control, we will provide the executive as a severance payment with two times the executive’s combined annual base salary and termination bonus for the year of termination, plus the full termination bonus for the year of termination, accelerated vesting of all unvested equity compensation, full vesting of Section 401(k) employer contributions and a cash payment of $135,000 for three years’ worth of continued health and welfare benefits. We will also make additional payments to the executive who incurs any excise taxes pursuant to the golden parachute provisions of the Internal Revenue Code in respect of the benefits and other payments provided under the agreement or otherwise on account of the change of control. The additional payments will be in an amount such that, after taking into account all applicable federal, state, and local taxes applicable to such additional payments, the executive is able to retain from such additional payments an amount equal to the excise taxes that are imposed without regard to these additional payments.
The employment agreements with each of Ms. Bayer, Mr. White, and Mr. Barlow provide that if the executive’s employment is terminated by us without cause or the executive resigns for good reason, the executive will be entitled to receive one year’s base salary, a prorated termination bonus for the year of the employment termination, a cash payment of $50,000 for health and welfare benefits, and accelerated vesting of all time-based equity compensation. The employment agreements with such executives further provide that if termination occurs within one year following a change of control, the executives will receive all of the benefits such executives are entitled to receive under their change in control agreements with us. Under the change in control agreements, if the executive’s employment is terminated by us without cause or is terminated by the executive for good reason within twelve months of a change of control, we will provide the executive with two times the executive’s annual base salary, a pro rata portion of the executive’s target bonus for the year of termination, full vesting of all unvested equity compensation and 401(k) employer contributions, and a cash payment for all the Company’s group health benefits of $43,500 for Ms. Bayer and Mr. White, and $50,000 for Mr. Barlow.
Payment of severance benefits to the named executive officers is contingent upon the executive’s signing a release agreement waiving claims against us. As required by Internal Revenue Code Section 409A, applicable amounts will be paid six months after the executive’s separation from service.
A change of control generally means a merger or other change in corporate structure after which the majority of our stockholders are no longer stockholders, a sale of substantially all of our assets, or our approved dissolution or liquidation. Cause is generally defined as the occurrence of one or more acts of unlawful actions involving moral turpitude or gross negligence or willful failure to perform duties or intentional breach of obligations under the employment agreement. Good reason generally means the occurrence of one or more events that have an adverse effect on the executive’s terms and conditions of employment, including any reduction in the executive’s base salary, a material reduction of the executive’s benefits or substantial diminution of the executive’s incentive awards or fringe benefits, a material adverse change in the executive’s position, duties, reporting relationship, responsibilities or status with us, a material relocation of the executive’s principal place of employment from his prior place of employment (as set forth in the agreements), or an uncured breach of the employment agreement. However, no reduction of salary or benefits will be good reason if the reduction applies to all executives proportionately.
The tables below reflect the approximate amount of compensation payable to each of the named executive officers of the Company in the event of termination of such executive’s employment under the various listed scenarios. The amount of compensation payable to each such named executive officer in the event of voluntary termination, early retirement, involuntary not-for-cause termination, for cause termination, termination following a change of control, disability, or death, is shown below. The amounts shown assume that such termination was effective as of December 31, 2013, and exclude ordinary course amounts earned or benefits accrued as a result of prior service during the year. The various amounts listed are estimates only. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.
The following table describes the potential payments upon termination or change in control of the Company for J. Mario Molina, the Company’s chief executive officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2013 ($)	Early Retirement on 12/31/2013 ($)	Normal Retirement on 12/31/2013 ($)	Involuntary Not for Cause Termination on 12/31/2013 ($)	For Cause Termination on 12/31/2013($)	Involuntary for Good Reason Termination (Change-in- Control) on 12/31/2013 ($)	Disability on 12/31/2013($)	Death on 12/31/2013($)
Compensation*
Base Salary	—	—	—	1,050,000	—	1,050,000	—	—
Short-Term Incentive Compensation	—	—	—	1,050,000	—	1,050,000	—	—
Stock Options	—	—	—	—	—	—	—	—
Benefits & Perquisites
Stock Awards	—	—	—	6,696,603	—	6,696,603	—	—
Savings Plan	701,215	701,215	701,215	701,215	701,215	701,215	701,215	701,215
Deferred Compensation	5,259,742	5,259,742	5,259,742	5,259,742	5,259,742	5,259,742	5,259,742	5,259,742
Health Benefits	—	—	—	65,000	—	135,000	—	—
Disability Income	—	—	—	—	—	—	2,160,000	—
Life Insurance Benefits	—	—	—	—	—	—	—	750,000
Excise Tax & Gross-Up**	—	—	—	—	—	—	—	—
Cash Severance	—	—	—	—	—	2,100,000	—	—
Accrued Vacation Pay	50,077	50,077	50,077	50,077	50,077	50,077	50,077	50,077

*
The compensation committee determined that Dr. J. Mario Molina’s fiscal year 2014 base salary as chief executive officer shall remain at $1,050,000, with a bonus opportunity level of 150% of his base salary.

**	The amount of the excise tax payment was determined in accordance with the provisions of Section 280G of the Code.

The following table describes the potential payments upon termination or change in control of the Company for John C. Molina, the Company’s chief financial officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2013 ($)	Early Retirement on 12/31/2013 ($)	Normal Retirement on 12/31/2013 ($)	Involuntary Not for Cause Termination on 12/31/2013 ($)	For Cause Termination on 12/31/2012 ($)	Involuntary for Good Reason Termination (Change-in- Control) on 12/31/2013 ($)	Disability on 12/31/2013 ($)	Death on 12/31/2013 ($)
Compensation*
Base Salary	—	—	—	878,000	—	878,000	—	—
Short-Term Incentive Compensation	—	—	—	658,500	—	658,500	—	—
Stock Options	—	—	—	—	—	—	—	—
Benefits & Perquisites
Stock Awards	—	—	—	3,449,945	—	3,449,945	—	—
Savings Plan	746,180	746,180	746,180	746,180	746,180	746,180	746,180	746,180
Deferred Compensation	400,306	400,306	400,306	400,306	400,306	400,306	400,306	400,306
Health Benefits	—	—	—	65,000	—	135,000	—	—
Disability Income	—	—	—	—	—	—	3,240,000	—
Life Insurance Benefits	—	—	—	—	—	—	—	750,000
Excise Tax & Gross-Up**	—	—	—	—	—	—	—	—
Cash Severance	—	—	—	—	—	1,536,500	—	—
Accrued Vacation Pay	110,781	110,781	110,781	110,781	110,781	110,781	110,781	110,781

*	The compensation committee determined that John Molina’s fiscal year 2014 base salary as chief financial officer shall remain at $878,000, with a bonus opportunity level of 125% of his base salary.

**	The amount of the excise tax payment was determined in accordance with the provisions of Section 280G of the Code.

The following table describes the potential payments upon termination or change in control of the Company for Terry Bayer, the Company’s chief operating officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2013($)	Early Retirement on 12/31/2013($)	Normal Retirement on 12/31/2013($)	Involuntary Not for Cause Termination on 12/31/2013($)	For Cause Termination on 12/31/2013($)	Involuntary for Good Reason Termination (Change-in- Control) on 12/31/2013($)	Disability on 12/31/2013($)	Death on 12/31/2013($)
Compensation*
Base Salary	—	—	—	644,000	—	644,000	—	—
Short-Term Incentive Compensation	—	—	—	644,000	—	322,000	—	—
Stock Options	—	—	—	—	—	—	—	—
Benefits & Perquisites
Stock Awards	—	—	—	2,341,664	—	2,341,664	—	—
Savings Plan	384,161	384,161	384,161	384,161	384,161	384,161	384,161	384,161
Deferred Compensation	698,900	698,900	698,900	698,900	698,900	698,900	698,900	698,900
Health Benefits	—	—	—	50,000	—	43,500	—	—
Disability Income	—	—	—	—	—	—	720,000	—
Life Insurance Benefits	—	—	—	—	—	—	—	750,000
Excise Tax & Gross-Up	—	—	—	—	—	—	—	—
Cash Severance	—	—	—	—	—	966,000	—	—
Accrued Vacation Pay	102,122	102,122	102,122	102,122	102,122	102,122	102,122	102,122

*
The compensation committee determined that Ms. Terry Bayer’s fiscal year 2014 base salary as chief operating officer shall remain at $644,000, with a bonus opportunity level of 100% of her base salary.

The following table describes the potential payments upon termination or change in control of the Company for Joseph W. White, the Company’s chief accounting officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2013($)	Early Retirement on 12/31/2013($)	Normal Retirement on 12/31/2013($)	Involuntary Not for Cause Termination on 12/31/2013($)	For Cause Termination on 12/31/2013($)	Involuntary for Good Reason Termination (Change-in- Control) on 12/31/2013($)	Disability on 12/31/2013($)	Death on 12/31/2013($)
Compensation*
Base Salary	—	—	—	515,000	—	515,000	—	—
Short-Term Incentive Compensation	—	—	—	515,000	—	257,500	—	—
Stock Options	—	—	—	—	—	—	—	—
Benefits & Perquisites
Stock Awards	—	—	—	2,159,852	—	2,159,852	—	—
Savings Plan	453,817	453,817	453,817	453,817	453,817	453,817	453,817	453,817
Deferred Compensation	10,224	10,224	10,224	10,224	10,224	10,224	10,224	10,224
Health Benefits	—	—	—	50,000	—	43,500	—	—
Disability Income	—	—	—	—	—	—	1,440,000	—
Life Insurance Benefits	—	—	—	—	—	—	—	750,000
Excise Tax & Gross-Up	—	—	—	—	—	—	—	—
Cash Severance	—	—	—	—	—	574,000	—	—
Accrued Vacation Pay	53,880	53,880	53,880	53,880	53,880	53,880	53,880	53,880

*
The compensation committee determined that Mr. Joseph W. White’s fiscal year 2014 base salary as chief accounting officer shall remain at $515,000, with a bonus opportunity level of 90% of his base salary.

The following table describes the potential payments upon termination or change in control of the Company for Jeff D. Barlow, the Company’s chief legal officer and secretary.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2013($)	Early Retirement on 12/31/2013($)	Normal Retirement on 12/31/2013($)	Involuntary Not for Cause Termination on 12/31/2013($)	For Cause Termination on 12/31/2013($)	Involuntary for Good Reason Termination (Change-in- Control) on 12/31/2013($)	Disability on 12/31/2013($)	Death on 12/31/2013($)
Compensation*
Base Salary	—	—	—	425,000	—	425,000	—	—
Short-Term Incentive Compensation	—	—	—	425,000	—	—	—	—
Stock Options	—	—	—	—	—	—	—	—
Benefits & Perquisites
Stock Awards	—	—	—	1,742,713	—	1,742,713	—	—
Savings Plan	339,558	339,558	339,558	339,558	339,558	339,558	339,558	339,558
Deferred Compensation	46,790	46,790	46,790	46,790	46,790	46,790	46,790	46,790
Health Benefits	—	—	—	50,000	—	50,000	—	—
Disability Income	—	—	—	—	—	—	2,040,000	—
Life Insurance Benefits	—	—	—	—	—	—	—	750,000
Excise Tax & Gross-Up	—	—	—	—	—	—	—	—
Cash Severance	—	—	—	—	—	425,000	—	—
Accrued Vacation Pay	40,710	40,710	40,710	40,710	40,710	40,710	40,710	40,710

*
The compensation committee determined that Mr. Jeff D. Barlow’s fiscal year 2014 base salary as chief legal officer and secretary shall be increased to $475,000, with a bonus opportunity level of 90% of his base salary.

Management Analysis of Material Adverse Effects of Compensation Plans
Management has concluded that the Company’s compensation plans are not reasonably likely to have a material adverse effect on the Company.

Information About Stock Ownership
The following table shows the beneficial ownership of Molina Healthcare common stock by our directors, named executive officers, directors and executive officers as a group, and more than 5% stockholders, as of March 7, 2014. Percentage ownership calculations are based on 46,234,681 shares outstanding as of March 7, 2014.

Name	Number of Shares Beneficially Owned(1)	Percentage of Outstanding Shares
Directors and Executive Officers:
J. Mario Molina(2)	1,960,504	4.24%
John C. Molina(3)	2,783,430	6.02%
Joseph W. White	105,411	*
Terry Bayer(4)	196,440	*
Jeff D. Barlow	68,068	*
Ronna E. Romney	28,413	*
Charles Z. Fedak	46,000	*
Frank E. Murray	13,125	*
John P. Szabo, Jr.(5)	19,500	*
Steven J. Orlando(6)	40,750	*
Garrey E. Carruthers(7)	26,122	*
Daniel Cooperman(8)	14,700	*
Steven James(9)	17,700	*
Dale B. Wolf(10)	24,700	*
All executive officers and directors as a group (15 persons)	5,386,362	11.65%
Other Principal Stockholders
William Dentino(11)	10,670,948	23.08%
Curtis Pedersen(12)	10,458,649	22.62%
Molina Marital Trust(13)	4,090,360	8.85%
Mary R. Molina Living Trust(13)	3,717,550	8.04%
Capital World Investors(14)	3,417,000	7.39%
BlackRock, Inc.(15)	2,516,745	5.44%
FMR LLC (16)	2,451,921	5.30%

*	Denotes less than 1%

(1)
As required by SEC regulation, the number of shares shown as beneficially owned includes shares which could be purchased within 60 days after March 7, 2014. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws, and the address of each of the named stockholders is c/o Molina Healthcare, Inc., 200 Oceangate, Suite 100, Long Beach, California 90802.

(2)	Consists of:

•	858,864 shares owned by J. Mario Molina, M.D.;

•
240,000 shares owned by the Molina Family Partnership, L.P., of which Dr. Molina is the general partner with sole voting and investment power; Dr. Molina and his spouse each hold a 0.5% ownership interest in the partnership. The remaining 99% of ownership interests in the partnership are held in equal amounts by the Joseph Marion Molina, M.D. Annuity Trust No. 1, the Joseph Marion Molina, M.D. Annuity Trust No. 2 and the Joseph Marion Molina, M.D. Annuity Trust No. 3. Dr. Molina is trustee and certain immediate family members of Dr. Molina are the beneficiaries of these trusts.

•	22,750 shares owned by Molina Family, LLC, of which Dr. Molina is the sole manager;

•	317,293 shares owned by the J. Marion Molina Separate Property Trust, of which Dr. Molina is the sole trustee;

•	25,082 shares owned by JMM GRAT 1208/5, of which Dr. Molina is the beneficiary;

•	86,764 shares owned by JMB GRAT 1209/4 for the benefit of Josephine M. Battiste, of which Dr. Molina is sole trustee;

•	184,131 shares owned by JMM GRAT 911/4, of which Dr. Molina is the beneficiary;

•	1,362 shares owned by Dr. Molina’s spouse, Therese A. Molina, Trustee of the Remainder Trust for David M.F. Molina dated 12/3/2008;

•	1,362 shares owned by Dr. Molina’s spouse, Therese A. Molina, Trustee of the Remainder Trust for Mary Clare F. Molina dated 12/3/2008;

•	1,361 shares owned by Dr. Molina’s spouse, Therese A. Molina, Trustee of the Remainder Trust for Carly F. Fox dated 12/3/2008;

•	1,361 shares owned by Dr. Molina’s spouse, Therese A. Molina, Trustee of the Remainder Trust for Colleen A.F. Fox dated 12/3/2008;

•	83,087 shares owned by Dr. Molina, as trustee of the Julius Avery Battiste Trust IV;

•	83,087 shares owned by Dr. Molina, as trustee of the Katherine Rose Battiste Trust IV; and

•	54,000 options.

(3)	Consists of:

•	805,040 shares owned by John C. Molina;

•	11,154 shares owned by Mr. Molina and his spouse as community property;

•	1,614,840 shares owned by the Molina Siblings Trust, of which Mr. Molina is the trustee and certain family members of Mr. Molina are the beneficiaries;

•	298,396 shares owned by the John C. Molina Separate Property Trust, of which Mr. Molina is the trustee and beneficiary;

•
Mr. Molina has pledged 570,000 shares in connection with a real estate loan for the Project (as described in “Related Party Transactions - 6th and Pine Lease”) (as described in “Restrictions on Pledges of Shares by Directors and Executive Officers”); and

•	54,000 options.

(4)	Consists of: 127,440 shares and 69,000 options.

(5)	Consists of: 1,500 shares held by the self-directed IRA of Mr. Szabo’s spouse and 18,000 shares held by Mr. Szabo.

(6)	Consists of: 39,250 shares held by Orlando Family Trust and 1,500 shares held by Mr. Orlando’s 401(k) plan.

(7)	Consists of: 16,122 shares and 10,000 options.

(8)	Consists of: 9,700 shares held by The Cooperman Revocable Trust and 5,000 options.
(9) Consists of: 12,700 shares and 5,000 options.
(10) Consists of: 19,700 shares and 5,000 options.
(11) Consists of:

•	1,500 shares held by Mr. Dentino;

•
3,717,550 shares owned by the Mary R. Molina Living Trust, of which Mr. Dentino and Curtis Pedersen are co-trustees with shared voting and investment power, and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M.Watt, and Josephine M. Molina are the beneficiaries;

•
4,090,360 shares owned by the Molina Marital Trust, of which Mr. Dentino and Mr. Pedersen are co-trustees with shared voting and investment power, and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the beneficiaries;

•	2,650,439 shares owned by various Molina family trusts with respect to which Mr. Dentino and Mr. Pedersen are co-trustees with shared voting and investment power; and

•	211,099 shares owned by the Estate of Mary R. Molina, of which Mr. Dentino is executor.
Mr. Dentino provided legal services to various Molina family members and entities in which they have interests. His address is 3500 Douglas Blvd., Suite 160, Roseville, California 95661.
(12) Consists of:

•	300 shares owned by Mr. Pedersen and his spouse as community property;

•
3,717,550 shares owned by the Mary R. Molina Living Trust, of which Mr. Pedersen and Mr. Dentino are co-trustees with shared voting and investment power, and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the beneficiaries;

•
4,090,360 shares owned by the Molina Marital Trust, of which Mr. Pedersen and Mr. Dentino are co-trustees with shared voting and investment power, and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt and Josephine M. Molina are the beneficiaries; and

•	2,650,439 shares owned by various Molina family trusts with respect to which Mr. Dentino and Mr. Pedersen are co-trustees with shared voting and investment power.
Mr. Pedersen is the uncle of J. Mario Molina, M.D., John C. Molina, J.D. and M. Martha Bernadett, M.D. The address of Mr. Pedersen is 6218 East 6th Street, Long Beach, California 90803.

(13)
Messrs. Dentino and Pedersen are co-trustees with shared voting and investment power, and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the beneficiaries. The address of this stockholder is 3500 Douglas Blvd., Suite 160, Roseville, California 95661.

(14)	Based on the Schedule 13G/A filed by such stockholder on February 13, 2014. Such stockholder’s address is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(15)	Based on the Schedule 13G/A filed by such stockholder on January 30, 2014. Such stockholder’s address is 40 East 52nd Street, New York, New York 10022.

(16)	Based on the Schedule 13G filed by such stockholder on February 14, 2014. Such stockholder’s address is 245 Summer Street, Boston, Massachusetts 02210.
PROPOSAL 2— AMENDMENT TO OUR BYLAWS TO IMPLEMENT MAJORITY STANDARD
FOR UNCONTESTED ELECTIONS OF DIRECTORS

We are asking our stockholders to approve an amendment to Section 3.2 of our Second Amended and Restated Bylaws (the "Bylaws") to adopt a majority vote standard in our future uncontested director elections.
Current Plurality Vote Standard. Section 3.2 of our Bylaws currently provides for directors to be elected by a plurality of the votes cast in an election of directors. Under this plurality vote standard, the director nominees who receive the highest number of votes cast in their favor, up to the number of directors to be elected, are elected as directors, regardless of whether a director nominee receives a majority of the votes cast in favor of his or her election or not. Accordingly, a director may be elected without receiving a majority of votes cast “for” his or her election and even if the number of “withheld” votes exceeds the number of “for” votes.
Proposed Majority Vote Standard for Uncontested Elections of Directors. Under a majority vote standard, each vote is specifically counted “for” or “against” the director’s election. A director nominee would be required to receive the affirmative vote of a majority of the “votes cast” with respect to such election in order to be elected (i.e., the director nominee would be required to receive more votes “for” the director’s election than votes “against” the director's election). Abstentions, votes withheld and broker-non-votes will not be treated as “votes cast” and would have no effect in determining whether the required affirmative majority vote has been obtained.
The majority vote standard would only apply in uncontested elections. Uncontested elections are elections where the number of director nominees does not exceed the number of directors to be elected at the meeting. In a contested election, director nominees would continue to be elected by a plurality vote standard. A contested election is an election where, as of a date that is ten days in advance of the date on which the Company files its definitive proxy statement with the Securities and Exchange Commission (regardless of whether thereafter revised or supplemented), the number of director nominees exceeds the number of directors to be elected at the annual meeting, as determined by the secretary of the Company.
Additionally, because we are incorporated in Delaware, we are also proposing to amend the Bylaws to include a director resignation policy consistent with the majority vote standard. Under the Delaware General Corporation Law and our current Bylaws, even if an incumbent director does not receive the vote required for re-election, that director will continue to serve as a “holdover director” until a successor is elected and qualified. However, the proposed amendment to our Bylaws would require the holdover director to tender his or her offer to resign to our secretary promptly following certification of the election results. Within 90 days following certification of the election results, (i) the corporate governance and nominating committee will consider, and make a recommendation to the board, as to whether to accept or reject the resignation, or whether other action should be taken and (ii) the board will act on the committee’s recommendation and publicly disclose its decision and the rationale behind it. The holdover director would not participate in either the committee’s or the board’s deliberations regarding that director’s offer to resign.
Rationale for Implementation of Majority Vote Standard for Uncontested Elections. As part of the ongoing review of our corporate governance practices, our board determined that it is in the best interest of the Company and our stockholders to implement a majority vote standard in uncontested director elections. The board has concluded that the adoption of a majority vote standard will reinforce the board’s accountability to the Company’s stockholders.
Members of the Molina family, either directly or as trustees or beneficiaries of Molina family trusts, in the aggregate owned or were entitled to receive upon certain events approximately 36% of our capital stock as of March 7, 2014. Our president and chief executive officer, as well as our chief financial officer, are members of the Molina family, and they are also on our board of directors. Because of the amount of their shareholdings, Molina family members, if they were to act as a group with the trustees of their family trusts, have the ability to significantly influence all matters submitted to stockholders for approval, including the election of directors. The interests and objectives of the Molina family may be different from those of our Company or our other stockholders, and they may vote their common stock in a manner that is contrary to the vote of our other stockholders.
The board has concluded that the plurality vote standard should continue to apply in contested director elections. If a majority vote standard is used in a contested election, fewer candidates could be elected to the board than the number of authorized board seats. Accordingly, and as is customary, we will retain plurality voting in contested elections.
Proposed Implementation of Majority Vote Standard. The implementation of the majority vote standard for uncontested elections requires an amendment to Section 3.2 of our Bylaws. The proposed amendment to our Bylaws to implement the majority vote standard for uncontested elections and the related holdover director resignation policy described in Proposed Majority Vote Standard for Uncontested Elections of Directors above is reflected in Appendix A attached hereto (the “Proposed Bylaws Amendment”). If the Proposed Bylaws Amendment is approved by the requisite percentage of stockholders, we will so amend Section 3.2 of our Bylaws. The proposed majority vote standard would apply to director elections beginning at the 2015 annual meeting. As noted above, a plurality vote standard will continue to apply in the event of a contested director election.
Vote Required; Board Recommendation. In order to effect the Proposed Bylaws Amendment to implement a majority vote standard for the election of directors in uncontested elections, we are required to first obtain the affirmative vote of the holders of a majority of our stock issued and outstanding and having voting power. If we do not obtain the requisite stockholder vote in favor of the Proposed Bylaws Amendment, we will be unable to implement a majority vote standard and our directors will continue to be elected by a plurality vote standard.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSED BYLAWS AMENDMENT THAT IMPLEMENTS A MAJORITY VOTE STANDARD FOR UNCONTESTED DIRECTOR ELECTIONS.
PROPOSAL 3— ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act, or simply the Dodd-Frank Act, requires that public companies give their stockholders the opportunity to vote on say-on-pay proposals. The Securities and Exchange Commission, or SEC, adopted rules to implement the provisions of the Dodd-Frank Act relating to stockholder votes on executive compensation (including say-on-pay and say-when-on-pay proposals). At our 2011 annual meeting of stockholders, our stockholders approved, on an advisory basis, the conducting of an advisory vote on the compensation of our named executive officers every three years. Our stockholders last approved, on an advisory basis, the Company's executive compensation in 2011. Thus, pursuant to Section 14A of the Securities of 1934, as amended, we are again holding in 2014 an advisory vote on the Company's executive compensation, as described in this proxy statement.
You are voting on a proposal, commonly known as a “say-on-pay” proposal, which gives our stockholders the opportunity to endorse or not endorse our executive officer pay program and policies through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”
We urge you to consider the various factors regarding compensation matters as discussed in the Compensation Discussion and Analysis, beginning on page 18.

As discussed at length in the Compensation Discussion and Analysis, we believe that our executive compensation program is reasonable, competitive, and strongly focused on pay for performance principles. We emphasize compensation opportunities that reward our executives when they deliver targeted financial results. The compensation of our named executive officers varies depending upon the achievement of pre-established performance goals, both individual and corporate. Through stock ownership requirements and equity incentives, we also align the interests of our executives with those of our stockholders and the long-term interests of the Company. Our executive compensation policies have enabled us to attract and retain talented and experienced senior executives. We believe that the compensation program for our named executive officers is appropriate and aligned with the Company's financial results and position for growth in future years.
Because your vote is advisory, it will not be binding upon the board of directors. However, our board of directors values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when considering future executive compensation arrangements as it deems appropriate.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF MOLINA HEALTHCARE’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.
Disclosure of Auditor Fees
Ernst & Young LLP served as our independent registered public accountant during 2013 and 2012. Fees earned by Ernst & Young LLP for years ended December 31, 2013 and 2012 were as follows:

	December 31,
	2013	2012
Audit Fees (1)
Integrated audit of the financial statements and internal control over financial reporting (including audits of subsidiaries)	$2,091,001	$2,507,092
Quarterly reviews	197,000	191,000
SEC filings or debt offerings, including comfort letters, consents and comment letters	330,000	30,000
Accounting consultation	150,000	—
Total audit fees	$2,768,001	$2,728,092
Audit-Related Fees (2)
Ohio agreed-upon procedures report	$64,000	$60,000
JD Edwards ERP design of controls review	—	72,091
Service Organization Control (SOC) 1 audits	528,730	558,417
Audit workpaper review	59,000	19,100
Total audit-related fees	$651,730	$709,608
Tax Fees (2)
California Enterprise Zone Credit	$240,000	$195,000
Routine on-call advisory services	43,334	12,174
Tax advisory services	68,974	61,026
Total tax fees	$352,308	$268,200
Total Fees	$3,772,039	$3,705,900

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)	Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed.
The audit committee has considered the nature of the services underlying these fees and does not consider them to be incompatible with the independent registered public accountant’s independence.
The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee, or the engagement is entered into pursuant to one of the pre-approval procedures described below. From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided, and is also generally subject to a maximum dollar amount. The audit committee has also delegated to the chairman of the audit committee the authority to approve audit or non-audit services to be provided to the Company by its independent registered public accounting firm. Any approval of services by the chairman of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee. All audit-related fees and tax fees for 2013 and 2012 were pre-approved by the audit committee or the audit committee chairman.
PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Appointment
The firm of Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2013. The audit committee has selected Ernst & Young LLP to continue in that capacity for 2014 and is submitting this matter to stockholders for their ratification. In the event this proposal is not approved, a selection of another independent registered public accounting firm for us will be made by the audit committee. A representative of Ernst & Young LLP is expected to be present at the annual meeting, will be given an opportunity to make a statement if he or she desires and is expected to be available to respond to appropriate questions. Notwithstanding ratification by the stockholders, the audit committee reserves the right to replace our independent registered public accounting firm at any time.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.
Submission of Future Stockholder Proposals
Under SEC rules, a stockholder who intends to present a proposal at our 2015 annual meeting of stockholders, including the nomination of a director, and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to the Corporate Secretary of Molina Healthcare at 200 Oceangate, Suite 100, Long Beach, California 90802. The proposal must be received no later than November 26, 2014.
Stockholders who do not wish to follow the SEC rules in proposing a matter for action at the next annual meeting must notify Molina Healthcare in writing of the information required by the provisions of Molina Healthcare’s bylaws dealing with stockholder proposals. The notice must be delivered to Molina Healthcare’s Corporate Secretary between December 31, 2014 and January 30, 2015. You can obtain a copy of Molina Healthcare’s bylaws by writing to the Corporate Secretary at the address stated above.
Cost of Annual Meeting and Proxy Solicitation
Molina Healthcare pays the cost of the annual meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, Molina Healthcare may solicit proxies by telephone and similar means. No director, officer, or employee of Molina Healthcare will be specially compensated for these activities. Molina Healthcare also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay the brokers, banks, and other nominees certain expenses they incur for such activities.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC, and to furnish us with copies of the forms. Purchases and sales of our equity securities by such persons are published on our website at www.molinahealthcare.com. Based on our review of the copies of such reports, on our involvement in assisting our reporting persons with such filings, and on written representations from our reporting persons, we believe that, during 2013, each of our officers, directors, and greater than 10% stockholders complied with all such filing requirements on a timely basis.
Householding
Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement for 2014 or in the future, he or she may telephone toll-free 1-800-542-1061 or write to ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting ADP at the address set forth above, if they are record holders.
Other Matters
The board of directors knows of no other matters that will be presented for consideration at the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Joseph M. Molina, M.D.
Chairman of the Board, Chief Executive Officer, and President

Dated: March 27, 2014

Appendix A

PROPOSED AMENDMENT TO SECTION 3.2 OF OUR BYLAWS
Section 3.2. Number and Qualifications of Directors.
~~(a) The number of directors which shall constitute the whole Board of Directors shall be no less than seven and no more than eleven; provided that until changed by resolution of the Board of Directors, the number of directors shall be fixed at nine. With the exception of the first Board of Directors, which shall be elected by the Sole Incorporator, and except as provided in the Corporation’s Certificate of Incorporation or in Section 3.3 of this Article III, the directors shall be elected at any meeting of the stockholders for the election of one or more directors by a plurality vote of the shares represented in person or by proxy, and each director elected shall hold office until his successor is elected and qualified unless he shall resign, become disqualified, disabled, or otherwise removed. Directors need not be stockholders.~~
 ~~(b) Each of the directors of the Corporation shall hold office until (i) the expiration of the term for which he or she was elected and until such director’s successor shall have been elected and qualified, or (ii) his earlier death, resignation or removal in the manner that the directors of the Corporation other than those who may be elected pursuant to the terms of any series of Preferred Stock or any other securities of the Corporation other than Common Stock may determine from time to time. In accordance with the Certificate of Incorporation, the directors of the Corporation shall be classified, with respect to the time for which they hold office, into three classes containing three directors each: one class whose term expires at the first annual meeting of stockholders that is held after the first organizational meeting of the Board of Directors, another class whose term expires at the second annual meeting of stockholders that is held after the first organizational meeting of the Board of Directors and another class whose term expires at the third annual meeting of stockholders that is held after the first organizational meeting of the Board of Directors, with the directors in each class to hold office until their successors are elected and qualified. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. If the number of directors is changed by the Board of Directors, then any newly-created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible; provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director. At each annual meeting of the stockholders, subject to the rights of the holders of any class or series of capital stock having a preference over Common Stock as to dividends or upon liquidation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third (3rd) year following the year of their election.~~
(a) The number of directors which shall constitute the whole Board of Directors shall be no less than seven and no more than eleven; provided that until changed by resolution of the Board of Directors, the number of directors shall be fixed at eleven. Except as otherwise required by applicable law, the Certificate of Incorporation or Section 3.3 of this Article III, a nominee for director shall be elected by the affirmative vote of a majority of the votes cast with respect to such director, provided that nominees for director shall be elected by the vote of a plurality of the votes cast at any meeting of stockholders for which, as of a date that is ten (10) days in advance of the date on which the Corporation files its definitive proxy statement with the Securities and Exchange Commission (regardless of whether thereafter revised or supplemented), the number of nominees for director exceeds the number of directors to be elected, as determined by the Secretary of the Corporation. For purposes of this Section 3.2, a majority of the votes cast means that the number of shares voted “for” a director exceeds the number of votes cast “against” that director. The following shall not be votes cast: (a) a share whose ballot is marked as withheld; (b) a share otherwise present at the meeting but for which there is an abstention; and (c) a share otherwise present at the meeting as to which a shareholder gives no authority or direction.
If an incumbent director is not elected due to a failure to receive a majority of the votes cast as described above, and his or her successor is not otherwise elected and qualified, such director shall tender his or her offer to resign to the Secretary of the Corporation promptly following the certification of the election results. Within ninety (90) days after the date of the certification of the election results, (i) the Corporate Governance and Nominating Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken and (ii) the Board of Directors will act on such committee’s recommendation and publicly disclose its decision and the rationale behind it, provided that any director who tenders his or her offer to resign shall not participate in either the Corporate Governance and Nominating Committee’s or Board of Directors’ deliberations regarding the offer to resign, and if a quorum of the Corporate Governance and Nominating Committee cannot be met without the presence of the directors who did not receive a majority of the votes cast, then the Board of Directors shall appoint a committee of independent directors to consider the resignation offers and recommend to the Board of Directors whether to accept or reject the resignations, or whether other action should be taken. Directors need not be stockholders.

A - 1

ANNUAL MEETING OF STOCKHOLDERS OF

MOLINA HEALTHCARE, INC.

April 30, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://phx.corporate-ir.net/phoenix.zhtml?c=137837&p=irol-reportsOther

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20430303000000000000 6 043014

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS BELOW.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of four (4) Class III Directors of the Company.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). This proxy may be revoked by the undersigned stockholder(s) prior to its exercise.

If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3, and 4. Your signature on this proxy is your acknowledgment of receipt of the Notice of Annual Meeting and Proxy Statement, both dated March 27, 2014.

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

MOLINA HEALTHCARE, INC.

April 30, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://phx.corporate-ir.net/phoenix.zhtml?c=137837&p=irol-reportsOther

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20430303000000000000 6 043014

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS BELOW.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of four (4) Class III Directors of the Company.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). This proxy may be revoked by the undersigned stockholder(s) prior to its exercise.

If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3, and 4. Your signature on this proxy is your acknowledgment of receipt of the Notice of Annual Meeting and Proxy Statement, both dated March 27, 2014.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

MOLINA HEALTHCARE, INC.

200 Oceangate, Suite 100
Long Beach, California 90802

This Proxy is Being Solicited on Behalf of the Board of Directors

The undersigned stockholder(s) of Molina Healthcare, Inc., a corporation under the laws of the State of Delaware, hereby appoints John C. Molina and Jeff D. Barlow as proxies of the undersigned, each with the power to appoint a substitute, and hereby authorizes them, and each of them individually, to represent and to vote, as designated below, all of the shares of Molina Healthcare, Inc., which the undersigned is or may be entitled to vote at the 2014 Annual Meeting of Stockholders to be held at 300 Oceangate, Suite 950, Long Beach, California, 90802, at 10:00 a.m. local time, on April 30, 2014, or any adjournment or postponements thereof. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares in connection with the following matters and hereby ratifies and confirms all that the proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

(Continued and to be signed on the reverse side.)

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